Exhibit 99.1

2012 Interim Report

Wynn Macau, Limited (incorporated in the Cayman island with limited liability) Stock Code:1128

For identification purposes only

2	Corporate Information
4	Highlights
5	Management Discussion and Analysis

28 Directors and Senior Management

Contents

37 Other Information

47 Report on Review of Interim

Financial Information

49 Interim Financial Information

79 Definitions

85 Glossary

2	Wynn Macau, Limited

Corporate Information

BOARD OF DIRECTORS

Executive Directors

Mr. Stephen A. Wynn (Chairman of the Board)

Ms. Linda Chen

Mr. Ian Michael Coughlan

Non-Executive Directors

Mr. Marc D. Schorr

Dr. Allan Zeman, GBM, GBS, JP

(Vice-Chairman of the Board)

Independent Non-Executive Directors

Mr. Jeffrey Kin-fung Lam, GBS, JP Mr. Bruce Rockowitz Mr. Nicholas Sallnow-Smith

AUDIT COMMITTEE

Mr. Nicholas Sallnow-Smith (Chairman) Mr. Bruce Rockowitz Dr. Allan Zeman, GBM, GBS, JP

REMUNERATION COMMITTEE

Mr. Nicholas Sallnow-Smith (Chairman) Mr. Jeffrey Kin-fung Lam, GBS, JP Mr. Bruce Rockowitz Mr. Marc D. Schorr

NOMINATION AND CORPORATE GOVERNANCE COMMITTEE

Mr. Jeffrey Kin-fung Lam, GBS, JP (Chairman) Mr. Nicholas Sallnow-Smith Dr. Allan Zeman, GBM, GBS, JP

COMPANY SECRETARY

Ms. Kwok Yu Ching, FCIS, FCS

AUTHORIZED REPRESENTATIVES

Dr. Allan Zeman, GBM, GBS, JP Ms. Kwok Yu Ching, FCIS, FCS

(Mrs. Seng Sze Ka Mee, Natalia as alternate)

AUDITORS

Ernst & Young

Certified? ed Public Accountants

LEGAL ADVISORS

As to Hong Kong and U.S. laws:

Skadden, Arps, Slate, Meagher & Flom

As to Hong Kong law:

Mayer Brown JSM

As to Macau law:

Dr. Alexandre Correia da Silva

As to Cayman Islands law:

Maples and Calder

Interim Report 2012 3

Corporate Information

REGISTERED OFFICE HONG KONG SHARE REGISTRAR

P.O. Box 309 Computershare Hong Kong Investor

Ugland House Services Limited

Grand Cayman

KY1-1104 STOCK CODE

Cayman Islands 1128

HEADQUARTERS IN MACAU COMPANY WEBSITE

Rua Cidade de Sintra www.wynnmacaulimited.com

NAPE, Macau SAR

PRINCIPAL PLACE OF BUSINESS

IN HONG KONG

Level 28, Three Pacific Place

1	Queen’s Road East

Hong Kong

PRINCIPAL SHARE REGISTRAR

AND TRANSFER OFFICE

Appleby Trust (Cayman) Limited

4	Wynn Macau, Limited

Highlights

FINANCIAL HIGHLIGHTS

For the Six Months Ended

30 June

2012 2011

HK$ HK$

(in thousands,

except per share amounts

or otherwise stated)

Casino revenues 13,556,022 13,510,030

Other revenues 868,877 827,753

EBITDA 3,932,125 3,909,496

Profit attributable to owners 3,337,166 2,412,447

Earnings per Share — basic and diluted 64 cents 47 cents

Interim Report 2012 | 5

Management Discussion and Analysis

OVERVIEW

Wynn Macau opened to the public on 6 September 2006 at the center of casino activities on the urban Macau peninsula. In December 2007 and November 2009, Wynn Macau completed expansions, adding more gaming space and additional food and beverage and retail amenities. Encore at Wynn Macau, a further expansion of Wynn Macau that added a fully integrated resort hotel, opened on 21 April 2010.

Our Macau resort complex features:

- Approximately 265,000 square feet of casino space, offering 24-hour gaming and a full range of games, including private gaming salons, sky casinos and a poker pit;

- Two luxury hotel towers with a total of 1,008 spacious rooms and suites;

- Casual and fine dining in eight restaurants;

- Approximately 54,600 square feet of high-end, brand-name retail shopping, including stores and boutiques such as Bvlgari, Cartier, Chanel, Dior, Dunhill, Ermenegildo Zegna, Ferrari, Giorgio Armani, Graff, Gucci, Hermes, Hugo Boss, Jaeger LeCoultre, Louis Vuitton, Miu Miu, Piaget, Prada, Rolex, Tiffany, Tudor, Vacheron Constantin, Van Cleef & Arpels, Versace, Vertu, and others;

- Recreation and leisure facilities, including two health clubs and spas, a salon, a pool; and

- Lounges and meeting facilities.

The following table presents the number of casino games available at our Macau Operations:

	As at 30 June	
	2012	2011
VIP table games	**290**	255
Mass market table games	**203**	225
Slot machines	**939**	1,053
Poker tables	**11**	11

In response to our evaluation of our operations and the feedback from our guests, we have been, and will continue to make enhancements and refinements to our resort complex.

6	Wynn Macau, Limited

Management Discussion and Analysis

Cotai Development

On 2 May 2012, the Cotai Land concession contract for approximately 51 acres of land in the Cotai area of Macau (the “Cotai Land”) was gazetted by the government of Macau evidencing the final step in the granting of the Cotai Land. The Group anticipates constructing a full scale integrated resort containing a casino, approximately 2,000 rooms and suites, as well as convention, retail, entertainment and food and beverage offerings on the Cotai Land. The Group currently estimates the project budget to be in the range of US$3.5 billion to US$4.0 billion (approximately HK$27.2 billion to HK$31.0 billion).

In September 2011, the Group formally accepted the terms and conditions of a draft land concession contract from the Macau government for the Cotai Land. In December 2011, we paid the initial deposit of MOP500 million (approximately HK$485.4 million) to the Macau government. We will make eight additional semi-annual payments in the amount of MOP130.9 million (approximately HK$127.1 million) each, which includes 5% interest as required by the Macau government. The first of the eight semi-annual payments is due in November 2012, six months from 2 May 2012, the date on which the Cotai Land concession was published in the official gazette of Macau. Effective from

2 May 2012, the Group has leased the Cotai Land from the Macau government for an initial term of 25 years with the right to renew the land concession contract for additional periods, subject to applicable legislation and termination events. The land concession contract also requires that WRM, as a gaming concessionaire, operate and manage gaming operations on the Cotai Land.

As at 30 June 2012, the Group recorded its payment obligations under the land concession contract and related asset with HK$211.3 million included as a current liability and HK$700.2 million included as a long-term liability. The Group will also be required to make annual lease payments of MOP6.2 million (approximately HK$6.0 million) during the development period and annual payments of approximately MOP8.6 million (approximately HK$8.4 million) once the development is completed.

Cotai Land Agreement

On 10 May 2012, the Group made a US$50 million (approximately HK$389 million) payment to an unrelated third party in consideration of that party’s relinquishment of certain rights in and to any future development on the Cotai land noted above. The Group had previously disclosed the requirement to make this payment and accrued this US$50 million (approximately HK$389 million) obligation as a current liability which is included in other accrued liabilities as of 31 December 2011, when the Group accepted the draft land concession.

Interim Report 2012 7

Management Discussion and Analysis

Macau

Macau, which was a territory under Portuguese administration for approximately 450 years, was transferred from Portuguese to Chinese political control in December 1999. Macau is governed as a special administrative region of China and is located approximately 37 miles southwest of, and approximately one hour away via ferry from, Hong Kong. Macau, which has been a casino destination for more than 40 years, consists principally of a peninsula on mainland China, and two neighboring islands, Taipa and Coloane. We believe that Macau is located in one of the world’s largest concentrations of potential gaming customers. According to Macau statistical information, casinos in Macau generated approximately HK$144.4 billion in gaming revenue during the six months ended

30 June 2012, an increase of approximately 19.8% over the approximate HK$120.5 billion generated in the six months ended 30 June 2011, making Macau the largest gaming market in the world.

Macau’s gaming market is primarily dependent on tourists. Tourist arrivals for the six months ended

30 June 2012 were 13.6 million compared to 13.2 million for the same period last year. The Macau market has experienced tremendous growth in capacity in the last few years. As at 31 May 2012, there were 24,117 hotel rooms and as at 30 June 2012, there were 5,498 table games in Macau, compared to 12,978 hotel rooms and 2,762 table games as at 31 December 2006.

FACTORS AFFECTING OUR RESULTS OF OPERATIONS AND FINANCIAL CONDITION

Tourism

The levels of tourism and overall gaming activities in Macau are key drivers of our business. Both the Macau gaming market and visitation to Macau have grown significantly in the last few years. We have benefited from the rise in visitation to Macau over the past several years.

Gaming customers traveling to Macau typically come from nearby destinations in Asia including mainland China, Hong Kong, Taiwan, South Korea and Singapore. According to the Macau Statistics and Census Service Monthly Bulletin of Statistics, approximately 89.0% of visitors to Macau for the six months ended 30 June 2012 were from mainland China, Hong Kong, and Taiwan.

Tourism levels in Macau are affected by a number of factors, all of which are beyond our control. Key factors affecting tourism levels in Macau may include, among others:

Prevailing economic conditions in mainland China and Asia;

Various countries’ policies on the issuance of travel visas that may be in place from time to time and could affect travel to Macau;

Wynn Macau, Limited 8

Management Discussion and Analysis

Competition from other destinations which offer gaming and leisure activities;

Possible changes to government restrictions on currency conversion or the ability to export currency from mainland China or other countries;

Occurrence of natural disasters and disruption of travel; and

Possible outbreaks of infectious disease.

Economic and Operating Environment

Our operating environment has remained stable during the six months ended 30 June 2012. However, economic conditions can have a significant impact on our business. A number of factors, including a slowdown in the global economy, contracting credit markets, reduced consumer spending, various countries’ policies that affect travel to Macau and any outbreak of infectious diseases can negatively impact the gaming industry in Macau and our business.

Competition

Since the liberalization of Macau’s gaming industry in 2002, there has been a significant increase in the number of casino properties in Macau. Currently, there are six gaming operators in Macau, including WRM. The three concessionaires are WRM, SJM, and Galaxy which opened Galaxy Macau, a major resort in the Cotai area, in May 2011. The three subconcessionaires are Melco Crown, MGM Macau, and Venetian Macau which opened the first phase of Sands Cotai Central, another major resort in the Cotai area, in April 2012. As at 30 June 2012, there were approximately 35 casinos in Macau, including 20 operated by SJM. Each of the current six gaming operators has operating casinos and expansion plans announced or underway.

Wynn Macau also faces competition from casinos primarily located in other areas of Asia, such as Resorts World Sentosa and Marina Bay Sands in Singapore, Genting Highlands Resort located outside of Kuala Lumpur, Malaysia and casinos in the Philippines. Wynn Macau also encounters competition from other major gaming centers located around the world, including Australia and Las Vegas, cruise ships in Asia that offer gaming, and other casinos throughout Asia. Further, if current efforts to legalize gaming in other Asian countries are successful, Wynn Macau will face additional regional competition.

Gaming Promoters

A significant amount of our casino play is brought to us by gaming promoters. Gaming promoters have historically played a critical role in the Macau gaming market and are important to our casino business.

Interim Report 2012 9

Management Discussion and Analysis

Gaming promoters introduce premium VIP players to Wynn Macau and often assist those clients with their travel and entertainment arrangements. In addition, gaming promoters often grant credit to their players. In exchange for their services, Wynn Macau generally pays the gaming promoters a percentage of the gross gaming win generated by each gaming promoter. Approximately 80% of these commissions are netted against casino revenues, because such commissions approximate the amount of the commission returned to the VIP players by the gaming promoters, and approximately 20% of these commissions are included in other operating expenses, which approximate the amount of the commission ultimately retained by the gaming promoters for their compensation. The total amount of commissions paid to these promoters and netted against casino revenues were HK$3.80 billion and HK$3.84 billion for the six months ended 30 June 2012 and 2011, respectively. Commissions decreased 1.2% for the six months ended 30 June 2012 compared to the six months ended 30 June 2011, as VIP gross table games win decreased by 1.1%. We typically advance commissions to gaming promoters at the beginning of each month to facilitate their working capital requirements. These advances are provided to a gaming promoter and are offset by the commissions earned by such gaming promoter during the applicable month. The aggregate amounts of exposure to our gaming promoters, which is the difference between commissions advanced to each individual gaming promoter, and the commissions payable to each such gaming promoter, were HK$626.7 million and HK$361.4 million as at 30 June 2012 and 2011, respectively. Any outstanding commissions are cleared no later than the fifth day of the succeeding month and prior to the advancement of any further funds to a gaming promoter. We believe we have developed strong relationships with our gaming promoters. Our commission percentages have remained stable throughout our operating history.

In addition to commissions, gaming promoters each receive a monthly complimentary allowance based on a percentage of the turnover their clients generate. The allowance is available for room, food and beverage and other products and services for discretionary use with clients.

Premium Credit Play

We selectively extend credit to players contingent upon our marketing team’s knowledge of the players, their financial background and payment history. We follow a series of credit procedures and require from each credit recipient various signed documents that are intended to ensure among other things that, if permitted by applicable law, the debt can be legally enforced in the jurisdiction where the player resides. In the event the player does not reside in a jurisdiction where gaming debts are legally enforceable, we often can assert jurisdiction over assets the player maintains in jurisdictions where gaming debts are recognized. In addition, we typically require a check in the amount of the applicable credit line from credit players, collateralizing the credit we grant to a player.

10 Wynn Macau, Limited

Management Discussion and Analysis

Number and Mix of Table Games and Slot Machines

The mix of VIP table games, mass table games and slot machines in operation at our resort changes from time to time in response to changing market demand and industry competition. The shift in the mix of our games will affect casino profitability.

ADJUSTED EBITDA

Adjusted EBITDA is earnings before finance costs, taxes, depreciation, amortization, pre-opening costs, property charges and other, share-based payments, and other non-operating income and expenses. Adjusted EBITDA is presented exclusively as a supplemental disclosure because our Directors believe that it is widely used to measure the performance, and as a basis for valuation, of gaming companies. Our Adjusted EBITDA presented herein also differs from the Adjusted EBITDA presented by Wynn Resorts, Limited for its Macau segment in its Filings with the SEC, primarily due to the inclusion of royalty fees, adjustments for IFRS differences with U.S. GAAP, corporate support services and other support services in arriving at operating profit.

The following table sets forth a quantitative reconciliation of Adjusted EBITDA to its most directly comparable IFRS measurement, operating profit, for the six months ended 30 June 2012 and 2011.

For the Six Months Ended

30 June

2012 2011

HK$ HK$

(in thousands)

Operating profit 3,414,727 2,483,282

Add

Depreciation and amortization 447,894 540,572

Property charges and other 45,135 849,311

Share-based payments (1,497) 24,957

Wynn Macau, Limited corporate expenses 25,866 11,374

Adjusted EBITDA

3,932,125

3,909,496

Interim Report 2012 11

Management Discussion and Analysis

REVIEW OF HISTORICAL OPERATING RESULTS

Summary Breakdown Table

The following table presents certain selected statement of comprehensive income line items and certain other data.

For the Six Months Ended

30 June

2012 2011

HK$ HK$

(in thousands,

except for averages,

daily win figures and number

of tables and slot machines)

Total casino revenues(1) 13,556,022 13,510,030

Rooms(2) 67,315 65,865

Food and beverage(2) 94,192 94,198

Retail and other(2) 707,370 667,690

Total operating revenues 14,424,899 14,337,783

VIP table games turnover 495,914,216 482,143,692

VIP gross table games win(1) 13,334,253 13,482,862

Mass market table games drop 10,705,615 10,684,063

Mass market gross table games win(1) 3,213,941 2,973,669

Slot machine handle 20,392,692 23,096,469

Slot machine win(1) 1,062,511 1,151,661

Average number of gaming tables(3) 490 475

Daily gross win per gaming table(4) 185,578 191,411

Average number of slots(3) 927 1,026

Average daily win per slot(4) 6,300 6,202

12 Wynn Macau, Limited

Management Discussion and Analysis

Notes:

(1) Total casino revenues do not equal the sum of “VIP gross table games win,” “mass market gross table games win” and “slot machine win” because gross table games win is calculated before commissions and discounts, and only recorded as revenues after the relevant commissions and discounts have been deducted. The following table presents a reconciliation of the sum of “VIP gross table games win,” “mass market gross table games win” and “slot machine win” to total casino revenues.

For the Six Months Ended

30 June

2012 2011

HK$ HK$

(in thousands)

VIP gross table games win 13,334,253 13,482,862

Mass market gross table games win 3,213,941 2,973,669

Slot machine win 1,062,511 1,151,661

Poker revenues 72,669 62,118

Commissions and discounts (4,127,352) (4,160,280)

Total casino revenues 13,556,022 13,510,030

(2)Promotional allowances are excluded from revenues in the accompanying condensed consolidated statement of comprehensive income prepared in accordance with IFRS. Management also evaluates non-casino revenues on an adjusted basis.

The following table presents a reconciliation of net non-casino revenues as reported in our condensed consolidated statement of comprehensive income to gross non-casino revenues calculated on the adjusted basis.

The adjusted non-casino revenues as presented below are used for management reporting purposes and are not representative of revenues as determined under IAS 18.

Interim Report 2012 13

Management Discussion and Analysis

For the Six Months Ended

30 June

2012 2011 HK$ HK$ (in thousands)

Room revenues 67,315 65,865 Promotional allowances 389,412 372,842

Adjusted room revenues 456,727 438,707

Food and beverage revenues 94,192 94,198 Promotional allowances 285,828 252,289

Adjusted food and beverage revenues 380,020 346,487

Retail and other revenues 707,370 667,690 Promotional allowances 31,306 16,404

Adjusted retail and other revenues 738,676 684,094

(3)For purposes of this table, we calculate average number of gaming tables and average number of slots as the average numbers of gaming tables and slot machines in service on each day in the period.

(4)Daily gross win per gaming table and daily win per slot are presented in this table on the basis of the average number of gaming tables and average number of slots, respectively, over the number of days Wynn Macau and Encore were open in the applicable period. In addition, the total table games win figures used herein do not correspond to casino revenues figures in our financial information, because figures in our financial information are calculated net of commissions and discounts and the total table games win herein is calculated before commissions and discounts.

14 Wynn Macau, Limited

Management Discussion and Analysis

Discussion of Results of Operations

Financial results for the six months ended 30 June 2012 compared to financial results for the six months ended 30 June 2011

Operating Revenues

Total operating revenues increased slightly from HK$14.3 billion in the six months ended 30 June 2011 to HK$14.4 billion in the six months ended 30 June 2012.

Casino Revenues

Casino revenues remained basically flat from HK$13.5 billion (94.2% of total operating revenues) in the six months ended 30 June 2011 to HK$13.6 billion (94.0% of total operating revenues) in the six months ended 30 June 2012. The components and reasons are as follows:

VIP casino gaming operations. VIP gross table games win decreased by 1.1%, from HK$13.5 billion in the six months ended 30 June 2011 to HK$13.3 billion in the six months ended 30 June 2012. VIP table games turnover increased by 2.86%, from HK$482.1 billion in the six months ended 30 June 2011 to HK$495.9 billion in the six months ended 30 June 2012. VIP gross table games win as a percentage of turnover (calculated before discounts and commissions) was 2.80% in the six months ended 30 June 2011 compared to 2.69% in the six months ended 30 June 2012, which was below our expected range of 2.7% to 3.0%.

Mass market casino gaming operations. Mass market gross table games win increased by 8.1%, from HK$3.0 billion in the six months ended 30 June 2011 to HK$3.2 billion in the six months ended 30 June 2012. Mass market table games drop remained basically flat, at approximately HK$10.7 billion in both the six months ended 30 June 2012 and 2011. The mass market gross table games win percentage (calculated before discounts) was 27.8% in the six months ended 30 June 2011 compared to 30.0% in the six months ended 30 June 2012, which was higher the expected win percentage range of 26% to 28%.

Slot machine gaming operations. Slot machine win decreased by 7.7% from HK$1.2 billion in the six months ended 30 June 2011 to HK$1.1 billion in the six months ended 30 June 2012. Slot machine handle decreased by 11.7%, from HK$23.1 billion in the six months ended 30 June 2011 to HK$20.4 billion in the six months ended 30 June 2012. Slot machine win and slot machine handle decreased primarily due to increased competition in the premium slot segment. In addition, we removed 99 machines from the gaming floor during the six months ended 30 June 2012. As a result of the decrease in slot machine count, slot machine win per unit per day increased 1.6% from HK$6,202 in the six months ended 30 June 2011 to HK$6,300 in the six months ended 30 June 2012.

Interim Report 2012 15

Management Discussion and Analysis

Non-casino Revenues

Net non-casino revenues, which include rooms, food and beverage and retail and other revenues, increased by 5.0%, from HK$827.8 million (5.8% of total operating revenues) in the six months ended

30 June 2011 to HK$868.9 million (6.0% of total operating revenues) in the six months ended 30 June 2012. The increase in revenues was largely due to stronger retail sales in the six months ended

30 June 2012.

Room. Our room revenues, which exclude promotional allowances in our condensed consolidated statement of comprehensive income, increased by 2.2% from HK$65.9 million in the six months ended 30 June 2011 to HK$67.3 million in the six months ended 30 June 2012. The increase is due to the increase in average daily room rate and occupancy rate compared to the prior year.

Management also evaluates room revenues on an adjusted basis which include promotional allowances. Adjusted room revenues including promotional allowances increased by 4.1% from HK$438.7 million in the six months ended 30 June 2011 to HK$456.7 million in the six months ended

30 June 2012.

The following table presents additional information about our adjusted room revenues (which include promotional allowances):

Adjusted room revenues information

For the Six Months Ended

30 June

2012 2011

Adjusted Average Daily Rate (includes promotional allowances of HK$2,129 in the six months ended 30 June 2012 and

HK$2,063 in the six months ended 30 June 2011) HK$2,489 HK$2,418

Occupancy 90.7% 89.6%

Adjusted REVPAR (includes promotional allowances of

HK$1,930 in the six months ended 30 June 2012 and

HK$1,848 in the six months ended 30 June 2011) HK$2,256 HK$2,166

16 Wynn Macau, Limited

Management Discussion and Analysis

Food and beverage. Food and beverage revenues, which exclude promotional allowances in our condensed consolidated statement of comprehensive income, totaled HK$94.2 million in the six months ended 30 June 2012, which was approximately the same as the six months ended 30 June 2011.

Management also evaluates food and beverage revenues on an adjusted basis including promotional allowances. Food and beverage revenues in the six months ended 30 June 2012, adjusted to include these promotional allowances were HK$380.0 million, a 9.7% increase from the six months ended

30 June 2011 adjusted revenues of HK$346.5 million. A higher portion of our food and beverage services were provided on a complimentary basis in the six months ended 30 June 2012 compared to

30 June 2011 to meet demand from our VIP clients and high-limit mass market customers.

Retail and other. Our retail and other revenues, which exclude promotional allowances in our condensed consolidated statement of comprehensive income, increased by 5.9%, from HK$667.7 million in the six months ended 30 June 2011 to HK$707.4 million in the six months ended 30 June 2012. The increase was due primarily to strong same store sales growth and the addition of new outlets.

Management also evaluates retail and other revenues on an adjusted basis which includes promotional allowances. Adjusted retail and other revenues including promotional allowances increased by 8.0% from HK$684.1 million in the six months ended 30 June 2011 to HK$738.7 million in the six months ended 30 June 2012, reflecting the strong same store sales growth and the addition of new outlets.

Operating Costs and Expenses

Gaming taxes and premiums. Gaming taxes and premiums of HK$7.0 billion in the six months ended 30 June 2012 was approximately the same as the six months ended 30 June 2011 as gross gaming win remained fl at during the six months ended 30 June 2012 compared to the six months ended 30 June 2011. WRM is subject to a 35% gaming tax on gross gaming win. In addition, WRM is required to pay 4% of its gross gaming win as contributions for public development and social facilities.

Staff costs. Staff costs increased by 10.7%, from HK$1.0 billion in the six months ended 30 June 2011 to HK$1.1 billion in the six months ended 30 June 2012. This increase in staff costs is primarily due to general salary increases and an increase in the number of full-time equivalents needed to service our customers.

Interim Report 2012 17

Management Discussion and Analysis

Other operating expenses. Other operating expenses decreased by 2.9% from HK$2.5 billion in the six months ended 30 June 2011 to HK$2.4 billion in the six months ended 30 June 2012, due primarily to a change in the estimate on doubtful accounts receivable. During the six months ended

30 June 2012 the Group evaluated its reserve estimates based on the results of historical collection patterns and current collection trends. As a result, the Group revised its estimates and recorded a HK$165 million credit against its provision for doubtful accounts, which decreased the provision for doubtful accounts to a net HK$25.0 million credit.

Depreciation and amortization. Depreciation and amortization decreased by 17.1% from HK$540.6 million in the six months ended 30 June 2011 to HK$447.9 million in the six months ended 30 June 2012. This decrease is primarily due to assets with a five year life being fully depreciated as of September 2011.

Property charges and other. Property charges and other decreased from HK$849.3 million in the six months ended 30 June 2011 to HK$45.1 million in the six months ended 30 June 2012. Included in property charges and other for the six months ended 30 June 2011 is a charge of HK$831.1 million reflecting the present value of a charitable contribution made by WRM to the University of Macau Development Foundation. This contribution consists of a MOP200.0 million (approximately HK$194.2 million) payment made in May 2011, and a commitment for additional donations of MOP80.0 million (approximately HK$77.7 million) each year for the calendar years 2012 through 2022 inclusive, for a total of MOP1,080.0 million (approximately HK$1,048.5 million). The amount reflected in our accompanying condensed consolidated statement of comprehensive income has been discounted using our current estimated borrowing rate over the time period of the remaining committed payments. Other charges in each period represent gain/loss on the sale of equipment as well as costs related to assets retired or abandoned as a result of renovating certain assets of Wynn Macau in response to customer preferences and changes in market demand.

As a result of the foregoing, total operating costs and expenses decreased by 7.1%, from HK$11.9 billion in the six months ended 30 June 2011 to HK$11.0 billion in the six months ended 30 June 2012.

Finance Revenues

Finance revenues increased from HK$9.9 million in the six months ended 30 June 2011 to HK$24.9 million in the six months ended 30 June 2012. During 2012 and 2011, our short-term investment strategy has been to preserve capital while retaining sufficient liquidity. While we have recently invested in certain corporate debt securities which contributed to the increase in interest income, the majority of our short-term investments are primarily in time deposits with a maturity of three months or less.

18 Wynn Macau, Limited

Management Discussion and Analysis

Finance Costs

Finance costs decreased by 18.2%, from HK$135.9 million in the six months ended 30 June 2011 to HK$111.2 million in the six months ended 30 June 2012. Finance costs decreased in the six months ended 30 June 2012 primarily due to the maturity of two interest rate swap agreements in August 2011 which resulted in a higher interest rate. This decrease as well as the increase in capitalized interest was partially offset by the increase in finance cost for the land concession and the charitable contribution payable to the University of Macau Development Foundation for the six months ended

30 June 2012.

Interest Rate Swaps

As required under the terms of the Wynn Macau Credit Facilities, we entered into agreements to swap a portion of the interest on our loans from floating to fixed rates. These transactions did not qualify for hedge accounting.

Changes in the fair value of our interest rate swaps are recorded as an increase or decrease in swap fair value during each period. We recorded a gain of HK$20.7 million for the six months ended 30 June 2012 resulting from the increase in the fair value of our interest rate swaps in the six months ended 30 June 2012. In June 2012, our interest rate swap matured and as of 30 June 2012, we had no outstanding interest rate swaps. We recorded a gain of HK$46.7 million in the six months ended

30 June 2011 resulting from the increase in the fair value of our interest rate swaps in the six months ended 30 June 2011.

Income Tax Expense

For the six months ended 30 June 2012, our income tax expense was HK$7.5 million compared to an income tax expense of HK$3.5 million in the six months ended 30 June 2011. Our current tax expense for the six months ended 30 June 2012 and 2011 primarily relates to the current tax expense of our subsidiaries owning WRM’s shares under the WRM Shareholder Dividend Tax Agreement.

Interim Report 2012 19

Management Discussion and Analysis

Net Profit Attributable to Owners of the Company

As a result of the foregoing, net profit attributable to owners of the Company increased by 38.3%, from HK$2.4 billion in the six months ended 30 June 2011 to HK$3.3 billion in the six months ended

30 June 2012.

LIQUIDITY AND CAPITAL RESOURCES

Capital Resources

Since Wynn Macau opened in 2006, we have generally funded our working capital and recurring expenses as well as capital expenditures from cash flow from operations and cash on hand.

Our cash balances as at 30 June 2012 were HK$6.5 billion. Such cash is available for operations, new development activities, enhancements to Wynn Macau and Encore and general corporate purposes. On 27 June 2012, the WRM revolving credit facility matured with no outstanding balance. On 31 July 2012, WRM expanded its availability under the senior secured bank facility to US$2.3 billion (approximately HK$17.9 billion) equivalent consisting of a US$750 million (approximately HK$5.8 billion) equivalent fully funded senior secured term loan facility and a US$1.55 billion (approximately HK$12.1 billion) equivalent senior secured revolving credit facility. WRM also has the ability to upsize the total senior secured facilities by an additional US$200 million (approximately HK$1.6 billion) pursuant to the terms and provisions of the Amended Wynn Macau Credit Facilities. Borrowings under the Amended Wynn Macau Credit Facilities will be used to refinance WRM’s existing indebtedness, to fund the design, development, construction and pre-opening expenses of Wynn Cotai and for general corporate purposes.

Investments

As at 30 June 2012, the Group had net investments in Offshore RMB denominated debt securities with maturities of up to two years that amounted to Offshore RMB419.4 million (approximately HK$511.4 million) compared to RMB415.6 million (approximately HK$508.8 million) as at 31 December 2011.

20 Wynn Macau, Limited

Management Discussion and Analysis

Gearing Ratio

The gearing ratio is a key indicator of our Group’s capital structure. The gearing ratio is net debt divided by total capital plus net debt. The table below presents the calculation of our gearing ratio as at 30 June 2012 and 31 December 2011.

As at

30 June 31 December

2012 2011

HK$ HK$

(in thousands

except for percentages)

Interest-bearing bank loans, net 3,077,656 4,803,466

Accounts payable 967,866 1,050,345

Land premium payable 911,433 911,433

Other payables and accruals 5,963,796 6,236,877

Amounts due to related companies 158,841 158,188

Other liabilities 131,516 135,396

Less: cash and cash equivalents (6,472,194) (5,156,725)

Net debt 4,738,914 8,138,980

Equity 7,369,876 4,028,443

Total capital 7,369,876 4,028,443

Capital and net debt 12,108,790 12,167,423

Gearing ratio 39.1% 66.9%

Interim Report 2012 21

Management Discussion and Analysis

Cash Flows

The following table presents a summary of the Group’s cash flows for the six months ended 30 June 2012 and 2011.

For the Six Months Ended

30 June

2012 2011

HK$ HK$

(in millions)

Net cash generated from operating activities 3,861.3 4,948.1

Net cash used in investing activities (691.4) (393.0)

Net cash used in financing activities (1,849.9) (890.4)

Net increase in cash and cash equivalents 1,320.0 3,664.7

Cash and cash equivalents at beginning of period 5,156.7 3,819.2

Effect of foreign exchange rate changes, net (4.5) —

Cash and cash equivalents at end of period 6,472.2 7,483.9

Net cash generated from operating activities

Our net cash generated from operating activities is primarily affected by operating profit generated by our Macau Operations and changes in our working capital. Net cash from operating activities was HK$3.9 billion in the six months ended 30 June 2012 compared to HK$4.9 billion in the six months ended 30 June 2011.

Operating profit was HK$3.4 billion for the six months ended 30 June 2012 compared to HK$2.5 billion for the six months ended 30 June 2011.

Net cash used in investing activities

Net cash used in investing activities was HK$691.4 million in the six months ended 30 June 2012, compared to net cash used in investing activities of HK$393.0 million in the six months ended 30 June 2011.

22 Wynn Macau, Limited

Management Discussion and Analysis

Capital expenditures were HK$323.1 million for the six months ended 30 June 2012, and related primarily to renovation projects to enhance and refine the Macau Operations and land improvement costs for Cotai. Capital expenditures for the six months ended 30 June 2011 were HK$141.0 million and related primarily to renovation projects to enhance and refine the Macau Operations. Also during the six months ended 30 June 2012, the Group made a HK$389.0 million payment to an unrelated third party in consideration of that party’s relinquishment of certain rights in and to any future development of the Cotai Land.

Net cash used in financing activities

Net cash used in financing activities was HK$1.8 billion during the six months ended 30 June 2012 compared to HK$890.4 million during the six months ended 30 June 2011.

The difference between net cash flow used in the six months ended 30 June 2012 compared to the six months ended 30 June 2011 is primarily due to a HK$779.5 million repayment of the senior revolving credit facility under the Wynn Macau Credit Facilities made in the six months ended 30 June 2011 compared to a HK$1.7 billion repayment of the Wynn Macau Credit Facilities made in the six months ended 30 June 2012.

Indebtedness

The following table presents a summary of our indebtedness as at 30 June 2012 and 31 December 2011.

Indebtedness information

As at

30 June 31 December

2012 2011

HK$ HK$

(in thousands)

Senior revolving credit facility — 1,168,844

Senior term loan facility 3,130,546 3,708,975

Less: debt financing costs, net (52,890) (74,353)

Total interest-bearing bank loans, net

3,077,656

4,803,466

Interim Report 2012 23

Management Discussion and Analysis

Wynn Macau Credit Facilities

Overview

As at 30 June 2012, WRM’s credit facility consisted of a HK$4.3 billion fully funded senior term loan in a combination of Hong Kong dollar and U.S. dollar. The facility was permitted to be used for a variety of purposes, including further enhancements at our resort, investments in other projects in Macau and general corporate purposes. On 27 June 2012, WRM’s HK$7.7 billion senior revolving credit facility in a combination of Hong Kong and U.S. dollars matured with no outstanding balance (see “Recent Developments” section below for details of the Amended Wynn Macau Credit Facilities).

As at 30 June 2012, we had total bank and other borrowings under the previously in place Wynn Macau Credit Facilities of HK$3.1 billion, of which HK$1.1 billion was denominated in U.S. dollars and HK$2.0 billion was denominated in Hong Kong dollars.

The term loans under the previously in place Wynn Macau Credit Facilities were due to mature in June 2014, but were refinanced as part of the Amended Wynn Macau Credit Facilities. The revolving loans under the Wynn Macau Credit Facilities matured in June 2012.

Security and Guarantees

Collateral for the previously in place Wynn Macau Credit Facilities consisted of substantially all of the assets of WRM. Certain of our direct and indirect subsidiaries have executed guarantees and pledged their interests in WRM in support of the obligations under the Wynn Macau Credit Facilities. With respect to the Concession Agreement, the WRM lenders had certain cure rights and consultation rights with the Macau government upon an enforcement by the lenders.

Second Ranking Lender

WRM is also party to a bank guarantee reimbursement agreement with Banco National Ultramarino S.A. to secure a guarantee in favor of the Macau government as required under the Concession Agreement. The amount of this guarantee is MOP300 million (approximately HK$291.3 million) and it lasts until 180 days after the end of the term of the Concession Agreement. The guarantee assures WRM’s performance under the Concession Agreement, including the payment of certain premiums, fines and indemnities for breach. The guarantee is secured by a second priority security interest in the same collateral package securing the Wynn Macau Credit Facilities. This bank guarantee reimbursement agreement remains in place with the Amended Wynn Macau Credit Facilities.

Other Terms

The previously in place Wynn Macau Credit Facilities contained covenants, terms, restrictions and events of default customary for casino development financings in Macau.

24 Wynn Macau, Limited

Management Discussion and Analysis

Recent developments

On 31 July 2012, WRM entered into the Amended Wynn Macau Credit Facilities and appointed Bank of China Limited, Macau Branch as facilities agent, intercreditor agent and security agent. The Amended Wynn Macau Credit Facilities and related agreements took effect on 31 July 2012 and expand availability under WRM’s senior bank facility to US$2.3 billion equivalent (approximately HK$17.9 billion), consisting of a US$750 million equivalent (approximately HK$5.8 billion) fully funded senior term loan facility and a US$1.55 billion equivalent (approximately HK$12.1 billion) senior revolving credit facility. There is also an option to upsize the total senior secured facilities by an additional US$200 million (approximately HK$1.6 billion) under the Amended Wynn Macau Credit Facilities.

Borrowings under the Amended Wynn Macau Credit Facilities, which consist of both Hong Kong dollar and United States dollar tranches, will be used to refinance WRM’s existing indebtedness, to fund the design, development, construction and pre-opening expenses of Wynn Cotai and for general corporate purposes.

The term loan facility matures in July 2018 with the principal amount of the term loan to be repaid in two equal installments in July 2017 and July 2018. The final maturity for the revolving credit facility is July 2017, by which date any outstanding revolving loans must be repaid. The senior secured facilities will bear interest for the first six months after closing at LIBOR or HIBOR plus a margin of

2.50% and thereafter will be subject to LIBOR or HIBOR plus a margin of between 1.75% to 2.50% based on WRM’s leverage ratio.

Customary fees and expenses were paid by WRM in connection with the Amended Wynn Macau Credit Facilities.

Borrowings under the Amended Wynn Macau Credit Facilities are guaranteed by Palo and by certain subsidiaries of the Company that own equity interests in WRM, and are secured by substantially all of the assets of WRM, the equity interests in WRM and, subject to certain post-closing matters, substantially all of the assets of Palo.

The Amended Wynn Macau Credit Facilities contains representations, warranties, covenants and events of default customary for casino development financings in Macau.

The Directors confirm that there is no non-compliance with the financial covenants or general covenants contained in the Amended Wynn Macau Credit Facilities.

The Company is not a party to the credit facilities agreement and related agreements and has no rights or obligations thereunder.

Interim Report 2012 25

Management Discussion and Analysis

QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK

Market risk is the risk of loss arising from adverse changes in market rates and conditions, such as inflation, interest rates, and foreign currency exchange rates.

Foreign Exchange Risks

The financial statements of foreign operations are translated into Hong Kong dollars, the Group’s functional and presentation currency, for incorporation into the condensed consolidated financial information. The majority of our assets and liabilities are denominated in U.S. dollars, Hong Kong dollars, Macau patacas and Offshore RMB, and there are no significant assets and liabilities denominated in other currencies. Assets and liabilities are translated at the prevailing foreign exchange rates in effect at the end of the reporting period. Income, expenditures and cash flow items are measured at the actual foreign exchange rates or average foreign exchange rates for the period. The Hong Kong dollar is linked to the U.S. dollar and the exchange rate between these two currencies has remained relatively stable over the past several years. The Macau pataca is pegged to the Hong Kong dollar, and in many cases the two currencies are used interchangeably in Macau. However, the exchange linkages of the Hong Kong dollar and the Macau pataca, and the Hong Kong dollar to the U.S. dollar, are subject to potential changes due to, among other things, changes in governmental policies and international economic and political developments. In particular, our Group is exposed to foreign exchange risk arising primarily with respect to the Offshore RMB, which does not have pegged exchange linkages to the U.S. dollar, Hong Kong dollar or Macau pataca.

Interest Rate Risks

One of our primary exposures to market risk is interest rate risk associated with our credit facilities, which bear interest based on floating rates. We attempt to manage interest rate risk by managing the mix of long-term fixed rate borrowings and variable rate borrowings supplemented by hedging activities as considered necessary. We cannot assure you that these risk management strategies will have the desired effect, and interest rate fluctuations could have a negative impact on our results of operations.

The Group had one interest rate swap agreement to manage a portion of the underlying interest rate risk on borrowings under the Wynn Macau Credit Facilities which matured in June 2012.

Under this swap agreement, the Group paid a fixed interest rate of 2.15% on borrowings of approximately HK$2.3 billion incurred under the Wynn Macau Credit Facilities in exchange for receipts on the same amount at a variable interest rate based on the applicable HIBOR at the time of payment. This interest rate swap agreement fixed the interest rate on such borrowings at 3.4%.

26 Wynn Macau, Limited

Management Discussion and Analysis

The carrying values of these interest rate swaps on the condensed consolidated statement of financial position approximated their fair values. The fair value approximated the amount the Group would pay if these contracts were settled at the respective valuation dates. Fair value was estimated based upon current, and predictions of future interest rate levels along a yield curve, the remaining duration of the instruments and other market conditions and, therefore, was subject to significant estimation and a high degree of variability of fluctuation between periods. We adjusted this amount by applying a non-performance valuation, considering our creditworthiness or the creditworthiness of our counterparties at each settlement date, as applicable. These transactions did not qualify for hedge accounting. Accordingly, changes in the fair values during the six months ended 30 June 2012 and 2011, were charged to the condensed consolidated statement of comprehensive income.

OFF BALANCE SHEET ARRANGEMENTS

We have not entered into any transactions with special purpose entities nor do we engage in any transactions involving derivatives except for interest rate swaps. We do not have any retained or contingent interest in assets transferred to an unconsolidated entity.

OTHER LIQUIDITY MATTERS

We expect to fund our operations and capital expenditure requirements from operating cash flows, cash on hand and availability under the Amended Wynn Macau Credit Facilities. However, we cannot be sure that operating cash flows will be sufficient for those purposes. We may refinance all or a portion of our indebtedness on or before maturity. We cannot be sure that we will be able to refinance any of the indebtedness on acceptable terms or at all.

New business developments (including our development of Wynn Cotai) or other unforeseen events may occur, resulting in the need to raise additional funds. There can be no assurances regarding the business prospects with respect to any other opportunity. Any other development would require us to obtain additional financing.

In the ordinary course of business, in response to market demands and client preferences, and in order to increase revenues, we have made and will continue to make enhancements and refinements to our resort. We have incurred and will continue to incur capital expenditures related to these enhancements and refinements.

Taking into consideration our financial resources, including our cash and cash equivalents, internally generated funds and availability under the Amended Wynn Macau Credit Facilities, we believe that we have sufficient liquid assets to meet our working capital and operating requirements for the following 12 months.

Interim Report 2012 27

Management Discussion and Analysis

RELATED PARTY TRANSACTIONS

For details of the related party transactions, see note 18 to the Interim Financial Information. Our Directors confirm that all related party transactions are conducted on normal commercial terms, and that their terms are fair and reasonable.

28 Wynn Macau, Limited

Directors and Senior Management

OUR DIRECTORS

The following table presents certain information in respect of the members of our Board.

Members of our Board

Name Age Position Date of Appointment

Stephen A. Wynn 70 Chairman of the Board, 16 September 2009

Executive Director,

Chief Executive Officer

and President

Linda Chen 45 Executive Director and 16 September 2009

Chief Operating Officer

Ian Michael Coughlan 53 Executive Director 16 September 2009

Marc D. Schorr 64 Non-executive Director 16 September 2009

Allan Zeman, GBM, GBS, JP 64 Vice-chairman of the Board 16 September 2009 and Non-executive Director

Jeffrey Kin-fung Lam, GBS, JP 60 Independent 16 September 2009

Non-executive Director

Bruce Rockowitz 53 Independent 16 September 2009

Non-executive Director

Nicholas Sallnow-Smith 62 Independent 16 September 2009

Non-executive Director

The biography of each Director during the six months ended 30 June 2012 is set out below:

Executive Directors

Mr. Stephen A. Wynn, aged 70, has been a Director of the Company since its inception and an executive Director, the Chairman of the Board of Directors, Chief Executive officer and President of the Company since 16 September 2009. Mr. Wynn has served as Director, Chairman and Chief Executive Officer of WRM since October 2001. Mr. Wynn has also served as Chairman and Chief Executive Officer of Wynn Resorts, Limited since June 2002. Mr. Wynn has over 40 years of experience in the gaming casino industry. From April 2000 to September 2002, Mr. Wynn was the managing member of Valvino Lamore, LLC, the predecessor and a current wholly owned subsidiary of Wynn Resorts, Limited. Mr. Wynn also serves as an officer and/or director of several subsidiaries

Interim Report 2012 29

Directors and Senior Management

of Wynn Resorts, Limited. Mr. Wynn served as Chairman, President and Chief Executive Officer of Mirage Resorts, Inc. and its predecessor, Golden Nugget Inc., between 1973 and 2000. Mr. Wynn developed and opened The Mirage, Treasure Island and Bellagio in 1989, 1993 and 1998, respectively. In 2011, Barron’s ranked Mr. Wynn as one of the world’s 30 best CEOs.

Ms. Linda Chen, aged 45, has been an executive Director and the Chief Operating officer of the Company since 16 September 2009 and Chief Operating Officer of WRM since June 2002. Ms. Chen is responsible for the marketing and strategic development of WRM. Ms. Chen is also a director of Wynn Resorts, Limited and President of WIML. In these positions, she is responsible for the setup of international marketing operations of Wynn Resorts, Limited. Prior to joining the Group, Ms. Chen was Executive Vice President — International Marketing at MGM Mirage, a role she held from June 2000 until May 2002, and was responsible for the international marketing operations for MGM Grand, Bellagio and The Mirage. Prior to this position, Ms. Chen served as the Executive Vice President of International Marketing for Bellagio and was involved with its opening in 1998. She was also involved in the opening of the MGM Grand in 1993 and The Mirage in 1989. Ms. Chen is also a member of the Nanjing Committee of the Chinese People’s Political Consultative Conference (Macau). Ms. Chen holds a Bachelor of Science Degree in Hotel Administration from Cornell University in 1989 and completed the Stanford Graduate School of Business Executive Development Program in 1997.

Mr. Ian Michael Coughlan, aged 53, has been an executive Director of the Company since 16 September 2009. Mr. Coughlan is also the President of WRM, a position he has held since July 2007. In this role, he is responsible for the entire operation and development of Wynn Macau. Prior to this role, Mr. Coughlan was Director of Hotel Operations — Worldwide for Wynn Resorts, Limited. Mr. Coughlan has over 30 years of hospitality experience with leading hotels across Asia, Europe and the United States. Before joining Wynn Resorts, Limited, he spent ten years with The Peninsula Group, including posts as General Manager of The Peninsula Hong Kong from September 2004 to January 2007, and General Manager of The Peninsula Bangkok from September 1999 to August 2004. His previous assignments include senior management positions at The Oriental Singapore, and a number of Ritz-Carlton properties in the United States. Mr. Coughlan holds a Diploma from Shannon College of Hotel Management, Ireland.

30 Wynn Macau, Limited

Directors and Senior Management

Non-executive Directors

Mr. Marc D. Schorr, aged 64, has been a non-executive Director of the Company since 16 September 2009, and also a director of WRM. He is also the Chief Operating Officer of Wynn Resorts, Limited, a position he has held since June 2002, and a director of WRL since 29 July 2010. Mr. Schorr has over 32 years of experience in the casino gaming industry. From June 2000 through April 2001, Mr. Schorr served as Chief Operating Officer of Valvino Lamore, LLC. Prior to joining the Group, Mr. Schorr held various positions including President of The Mirage Casino-Hotel from January 1997 until May 2000 and Chief Executive Officer of Treasure Island at The Mirage from August 1992. In 1989, as President and Chief Executive Officer of the Golden Nugget in Laughlin, Nevada, he managed its multi-million dollar expansion program. Preceding that in 1984, as director of Casino Marketing for the Golden Nugget in Las Vegas, he established a casino marketing department and a branch office network throughout the United States.

Dr. Allan Zeman, GBM, GBS, JP, aged 64, has been a Director of the Company since its inception and a non-executive Director of the Company since 16 September 2009 and is the Vice Chairman of the Company. He is also a non-executive director of Wynn Resorts, Limited, a position he has held since October 2002. Dr. Zeman founded The Colby International Group in 1975 to source and export fashion apparel to North America. In late 2000, The Colby International Group merged with Li & Fung Limited. Dr. Zeman is the Chairman of Lan Kwai Fong Holdings Limited. He is also the owner of Paradise Properties Group, a property developer in Thailand. Dr. Zeman is also Chairman of Ocean Park, a major theme park in Hong Kong.

Dr. Zeman is Vice Patron of Hong Kong Community Chest and serves as a director of the “Star” Ferry Company, Limited. Dr. Zeman also serves as an independent non-executive director of Pacifi c Century Premium Developments Limited, Sino Land Company Limited and Tsim Sha Tsui Properties Limited, all of which are listed on the Hong Kong Stock Exchange.

Dr. Zeman is a member of the Food Business Task Force for Business Facilitation Advisory Committee, the Committee on the Commission on Strategic Development, the West Kowloon Cultural District Authority (“WKCDA”), the Consultation Panel of the WKCDA, WKCDA Development Committee, WKCDA Investment Committee, and WKCDA Performing Arts Committee (of which Dr. Zeman is the Chairman). In 2001, Dr. Zeman joined the Richard Ivey School of Business’ Asian Advisory Board.

In 2001, Dr. Zeman was appointed a Justice of the Peace. He was awarded the Gold Bauhinia Star in 2004 and the Grand Bauhinia Medal in 2011.

Interim Report 2012 31

Directors and Senior Management

Independent non-executive Directors

Mr. Jeffrey Kin-fung Lam, GBS, JP, aged 60, has been an independent non-executive Director of the Company since 16 September 2009. Mr. Lam is a member of the National Committee of the Chinese People’s Political Consultative Conference, a member of the Hong Kong Legislative Council, the Chairman of the Assessment Committee of Mega Events Funds, a member of the board of the West Kowloon Cultural District Authority, a member of the board of Hong Kong Airport Authority, a member of the Independent Commission Against Corruption’s Advisory Committee on Corruption, and a member of the Fight Crime Committee in Hong Kong. Mr. Lam is also a General Committee Member of the Hong Kong General Chamber of Commerce and the Vice-Chairman of The Hong Kong Shippers’ Council. In addition, Mr. Lam is an independent non-executive director of CC Land Holdings Limited, Hsin Chong Construction Group Ltd., China Overseas Grand Oceans Group Limited, Sateri Holdings Limited and Chow Tai Fook Jewellery Group Limited, all of which are listed on the Hong Kong Stock Exchange.

In 1996, Mr. Lam was appointed Justice of the Peace and became a member of the Most Excellent Order of the British Empire. He was awarded the honor of the Gold Bauhinia Star in July 2011 and the Silver Bauhinia Star in 2004. Mr. Lam was conferred University Fellow of Tufts University in the United States and Hong Kong Polytechnic University in 1997 and in 2000, respectively.

Mr. Bruce Rockowitz, aged 53, has been an independent non-executive Director of the Company since 16 September 2009. Mr. Rockowitz is also the Group President and Chief Executive Officer of Li & Fung Limited, a company listed on the Hong Kong Stock Exchange. Mr. Rockowitz has been an executive director of Li & Fung Limited since 2001 and was the co-founder and Chief Executive Officer of Colby International Limited, a large Hong Kong buying agent, prior to the sale of Colby International Limited to Li & Fung Limited in 2000. He is a member of the Advisory Board for the Wharton School’s Jay H Baker Retailing Center, an industry research center for retail at the University of Pennsylvania. He is also a board member of the Education Foundation for Fashion Industries, the private fund-raising arm of the Fashion Institute of Technology, New York. In March 2012, he became a member of the Global Advisory Council of the Women’s Tennis Association (WTA). In addition to his position at Li & Fung, Mr. Rockowitz is the non-executive Chairman of The Pure Group, a lifestyle, fi tness and yoga group operating in Hong Kong, Singapore and Taiwan and soon to be opening in mainland China. In December 2008, Mr. Rockowitz was ranked first by Institutional Investor for Asia’s Best CEOs in the consumer category. In the years 2010 and 2011, he was also ranked as one of the world’s 30 best CEOs by Barron’s. In 2011, he was presented with the Alumni Achievement Award by the University of Vermont. In 2012, Mr. Rockowitz was named Asia’s Best CEO at Corporate Governance Asia’s

Excellence Recognition Awards, and he was also presented with an Asian Corporate Director Recognition Award by the same organization.

32 Wynn Macau, Limited

Directors and Senior Management

Mr. Nicholas Sallnow-Smith, aged 62, has been an independent non-executive Director of the Company since 16 September 2009. Mr. Sallnow-Smith has also served as the Chairman and an independent non-executive director of The Link Management Limited since April 2007 and is also Chairman of the Link Management Limited’s Finance and Investment, and Nominations Committees. The Link Management Limited is the manager to the Link Real Estate Investment Trust, a company listed on the Hong Kong Stock Exchange. Mr. Sallnow-Smith is also a non-executive director of Unitech Corporate Parks Plc., a company listed on the London Stock Exchange in the Alternative Investment Market (“AIM”); a non-executive director of Aviva Life Insurance Limited (Hong Kong); and a member of the Advisory Board of Winnington Group. Prior to joining The Link Management Limited, Mr. Sallnow-Smith was Chief Executive of Hongkong Land Holdings Limited from February 2000 to March 2007. He has a wide ranging finance background in Asia and the United Kingdom for over 30 years, including his roles as Finance Director of Hongkong Land Holdings Limited from 1998 to 2000 and as Group Treasurer of Jardine Matheson Limited from 1993 to 1998.

Mr. Sallnow-Smith’s early career was spent in the British Civil Service, where he worked for Her Majesty’s Treasury in Whitehall, London from 1975 to 1985. During that time, he was seconded for two years to Manufacturers Hanover London, working in export finance and in their merchant banking division, Manufacturers Hanover Limited. He left the Civil Service in 1985, following a period working in the International Finance section of H. M. Treasury on Paris Club and other international debt policy matters, and spent two years with Lloyds Bank before moving into the corporate sector in 1987. Mr. Sallnow-Smith served as the Convenor of the Hong Kong Association of Corporate Treasurers in 1996 to 2000 and as Chairman of the Matilda Child Development Centre. He is a director of the Hong Kong Philharmonic Society, Chairman of the Hong Kong Youth Arts Foundation, a member of the Council of the Treasury Markets Association (Hong Kong Association of Corporate Treasurers Representative). He is currently Chairman of the General Committee of The British Chamber of Commerce in Hong Kong and Chairman of the Earth Champions, Hong Kong. He is also the Director of AFS Intercultural Exchanges Ltd. in Hong Kong; a Councillor of the Foundation for the Arts and Music Ltd.; and a Director of The Photographic Heritage Foundation Ltd.

Mr. Sallnow-Smith was educated at Gonville & Caius College, Cambridge, and the University of Leicester and is a Fellow of the Association of Corporate Treasurers. He holds M.A. (Cantab) and M.A. (Soc. of Ed.) Degrees.

Interim Report 2012 33

Directors and Senior Management

OUR SENIOR MANAGEMENT

The following table presents certain information concerning the senior management personnel of the Group (other than our Executive Directors).

Senior management

Name Age Position

Frank Xiao 44 Senior Executive Vice President — Premium Marketing#

Charlie Ward 63 Executive Vice President — Casino Operations#

Doreen Marie Whennen 57 Executive Vice President — Hotel Operations#

Jay M. Schall 39 Senior Vice President and General Counsel##,

Senior Vice President — Legal#

Robert Alexander Gansmo 42 Senior Vice President — Chief Financial Officer#

Andre Mung Dick Ong 42 Senior Vice President — Technology and

Chief Information Officer#

Mo Yin Mok 51 Vice President — Human Resources#

Notes:

## Position held in the Company.

# Position held in WRM.

The biography of each member of the senior management team (other than our executive Directors) is set out below:

Mr. Frank Xiao, aged 44, is the Senior Executive Vice President — Premium Marketing of WRM, a position he has held since August 2006. Mr. Xiao is responsible for providing leadership and guidance to the marketing team and staff, developing business and promoting Wynn Macau. Prior to this position, Mr. Xiao was the Senior Executive Vice President — China Marketing for WIML and Worldwide Wynn between 2005 until 2006. Prior to joining the Group, Mr. Xiao was the Senior Vice President of Far East Marketing at MGM Grand Hotel. During his 12 years at the MGM Grand Hotel, he was promoted several times from his fi rst position as Far East Marketing Executive in 1993. Mr. Xiao holds a Bachelor of Science Degree in Hotel Administration and a Master’s Degree in Hotel Administration from the University of Nevada, Las Vegas.

34 Wynn Macau, Limited

Directors and Senior Management

Mr. Charlie Ward, aged 63, is the Executive Vice President — Casino Operations of WRM, a position he has held since 1 March 2012. Mr. Ward is responsible for providing leadership and operational direction for WRM gaming operations. Mr. Ward has more than 40 years experience in the gaming industry, having served at gaming companies including MGM and Wynn. Over his career Mr. Ward has gained experience in a wide range of assignments including customer/VIP relations, game protection and casino set up, opening and operations. Prior to this position, Mr. Ward held the position of Vice President of Table Games at Wynn | Encore Las Vegas between 2008 and 2012. Prior to joining the Group, Mr. Ward was at MGM Grand Hotel and Casino for 14 years and in 2007 was promoted to the pre-opening team of MGM Grand Macau as Vice President of VIP Gaming.

Ms. Doreen Marie Whennen, aged 57, is the Executive Vice President — Hotel Operations of WRM, a position she has held since May 2007. Ms. Whennen is responsible for overseeing the hotel operations of Wynn Macau. Ms. Whennen has over 20 years of experience in the hospitality industry. She joined Valvino Lamore, LLC in 2000 and prior to joining the Group, she held various positions at The Mirage, which she joined in 1989, including Front Offi ce Manager, Director of Guest Services and Vice President of Hotel Operations.

Mr. Jay M. Schall, aged 39, is the Senior Vice President and General Counsel of the Company and Senior Vice President — Legal of WRM. He has held senior legal positions with WRM since May 2006. Mr. Schall has over twelve years of experience in the legal fi eld, including eight years in Macau and Hong Kong. Prior to joining the Group, Mr. Schall practiced United States law at a major law firm in the United States and in Hong Kong. Mr. Schall is a member of the State Bar of Texas. Mr. Schall holds a Bachelor of Arts Degree from Colorado College, an MBA from Tulane University, Freeman School of Business and a Juris Doctor (magna cum laude, Order of the Coif) from Tulane University School of Law.

Mr. Robert Alexander Gansmo, aged 42, is the Senior Vice President — Chief Financial Offi cer of WRM, a position he has held since April 2009. Prior to taking this position, Mr. Gansmo was the Director — Finance of WRM, a position he assumed in January 2007. Mr. Gansmo is responsible for the management and administration of WRM’s fi nance division. Before joining WRM, Mr. Gansmo worked at Wynn Resorts, Limited, where he served as the Director of Financial Reporting from November 2002. Prior to joining the Group, Mr. Gansmo practiced as a certified public accountant with firms in Las Vegas, Washington and California, including KPMG Peat Marwick, Arthur Andersen, and Deloitte and Touche. Mr. Gansmo graduated in 1993 from California State University, Chico, where he obtained a Bachelor of Science Degree in Business Administration with a focus on accounting.

Interim Report 2012 35

Directors and Senior Management

Mr. Andre Mung Dick Ong, aged 42, is the Senior Vice President — Technology and Chief Information Offi cer of WRM, a position he has held since June 2012. Mr. Ong is responsible for the strategic planning, development and overall operation of information systems and technology services for WRM. Prior positions held by Mr. Ong include Vice President — Information Technology

& Chief Information Officer and Executive director, Chief Information Officer between June 2003 and May 2012. Before joining the Group, Mr. Ong served at Shangri-La Hotels & Resorts where, from August 2001 until May 2003, he was the Director of Corporate Information Technology and was responsible for the planning and deployment of information technology for the group of 40 hotels and five regional sales offices. Prior to this role, he was Director of Technology Support as well as Systems Support Manager since 1993. Mr. Ong has more than 19 years of experience in the hospitality/gaming industry and extensive skills in technology consultation and execution, vendor management, operation management and software development. Mr. Ong was educated in Western Australia and obtained a Bachelor of Engineering Degree in Computer Systems from Curtin University of Technology in 1991.

Ms. Mo Yin Mok, aged 51, is the Vice President — Human Resources of WRM, a position she has held since June 2008. Ms. Mok has an extensive 20-year background in hospitality and human resources, primarily in the luxury hotel sector at The Regent Four Seasons Hong Kong and The Peninsula Hong Kong. Prior to joining the Group, she led The Peninsula Group’s worldwide human resources team and, in her position, supported eight Peninsula hotels with more than 5,000 staff, and orchestrated human resources activities for the opening of The Peninsula Tokyo. Ms. Mok also served at the front lines of the hospitality industry as the Director of Rooms Division at The Peninsula Hong Kong with responsibility for front office, housekeeping, security and spa departments. Ms. Mok currently serves on the Future Students and Placement Advisory Committee of the University of Macau and is a panel member of the Hong Kong Council for Accreditation of Academic and Vocational Qualifications.

Ms. Mok holds a Bachelor of Science Degree in Hospitality Management from Florida International University in the United States, where she received a Rotary International Ambassadorial Scholarship. She also obtained an MBA from the Chinese University of Hong Kong.

36 Wynn Macau, Limited

Directors and Senior Management

OUR COMPANY SECRETARY

Ms. Kwok Yu Ching, aged 47, is the company secretary of the Company. Ms. Kwok has been a company secretary of the Company since September 2009. She is a director of Corporate Services Division of Tricor Services Limited. Ms. Kwok, a Chartered Secretary, is a Fellow of both The Hong Kong Institute of Chartered Secretaries and The Institute of Chartered Secretaries and Administrators. She has been providing professional services to companies listed on the Hong Kong Stock Exchange for over 20 years. Prior to joining Tricor Services Limited in 2002, Ms. Kwok was the Senior Manager of Company Secretarial Services at Ernst & Young and Tengis Limited in Hong Kong.

Interim Report 2012 37

Other Information

DIVIDENDS

The Board has recommended that no interim dividend be paid in respect of the six months ended 30 June 2012.

DIRECTORS’ AND CHIEF EXECUTIVES’ INTEREST AND SHORT POSITIONS IN THE SHARES, UNDERLYING SHARES AND DEBENTURES OF THE COMPANY AND ANY ASSOCIATED CORPORATION

As at 30 June 2012, the interests and short positions of each Director and chief executive of the Company (being Mr. Stephen A. Wynn) in the Shares, underlying Shares and debentures of the Company or any of its associated corporations within the meaning of Part XV of the SFO which (a) were required to be notified to the Company and the Hong Kong Stock Exchange pursuant to Divisions 7 and 8 of Part XV of the SFO (including interests and short positions which the Director or chief executive is taken or deemed to have under such provisions of the SFO); (b) were required, pursuant to section 352 of the SFO, to be entered in the register maintained by the Company referred to therein; (c) were required, pursuant to the Model Code contained in the Listing Rules, to be notified to the Company and the Hong Kong Stock Exchange; or (d) were disclosed according to the knowledge of the Directors of the Company were as follows:

Total Approximate

Personal Family Corporate Other Number Percentage of

Name of Director Name of Corporation Interest Interest Interest Interest of Shares Shareholding

Nicholas Sallnow-Smith Wynn Macau, Limited — 10,000 — — 10,000 0.00%

(Long Position) (Long Position)

(Note 1) (Note 1)

Wynn Macau, Limited 540,000 — — — 540,000 —

(Long Position) (Long Position)

(Note 1) (Note 1)

Bruce Rockowitz Wynn Macau, Limited 50,000 — — — 50,000 0.00%

(Long Position) (Long Position)

(Note 2) (Note 2)

Wynn Macau, Limited 490,000 — — — 490,000 —

(Long Position) (Long Position)

(Note 2) (Note 2)

Jeffrey Kin-fung Lam Wynn Macau, Limited 540,000 — — — 540,000 —

(Long Position) (Long Position)

(Note 3) (Note 3)

Stephen A. Wynn Wynn Resorts, Limited 10,026,708 — — — 10,026,708 9.97%

(Long Position) (Long Position)

38 Wynn Macau, Limited

Other Information

Total Approximate

Personal Family Corporate Other Number Percentage of

Name of Director Name of Corporation Interest Interest Interest Interest of Shares Shareholding

Ian Michael Coughlan Wynn Resorts, Limited 10,000 — — — 10,000 0.01%

(Long Position) (Long Position)

(Note 4) (Note 4)

50,000 — — — 50,000 —

(Long Position) (Long Position)

(Note 4) (Note 4)

Linda Chen Wynn Resorts, Limited 265,000 — — — 265,000 0.26%

(Long Position) (Long Position)

(Note 5) (Note 5)

Wynn Resorts, Limited 415,000 — — — 415,000 —

(Long Position) (Long Position)

(Note 5) (Note 5)

Allan Zeman Wynn Macau, Limited 540,000 — — — 540,000 —

(Long Position) (Long Position)

(Note 6) (Note 6)

Wynn Resorts, Limited 7,500 — — — 7,500 0.01%

(Long Position) (Long Position)

(Note 6) (Note 6)

Wynn Resorts, Limited 46,290 — — — 46,290 —

(Long Position) (Long Position)

(Note 6) (Note 6)

Marc D. Schorr Wynn Resorts, Limited 250,000 — — — 250,000 0.25%

(Long Position) (Long Position)

(Note 7) (Note 7)

Wynn Resorts, Limited 400,000 — — — 400,000 —

(Long Position) (Long Position)

(Note 7) (Note 7)

Notes:

Mr. Nicholas Sallnow-Smith’s spouse, Ms. Lora Sallnow-Smith, was interested in 10,000 Shares. Mr. Nicholas Sallnow-Smith is deemed to be interested in the 10,000 Shares held by his spouse under the SFO. Pursuant to the Company’s share option scheme, share options for 540,000 Shares have been granted to Mr. Nicholas Sallnow-Smith, of which share options for 120,000 Shares have vested.

Mr. Bruce Rockowitz holds (i) 50,000 Shares in his personal capacity; and (ii) share options for 490,000 Shares under the Company’s share option scheme, of which share options for 70,000 Shares have vested.

Interim Report 2012 39

Other Information

Pursuant to the Company’s share option scheme, share options for 540,000 Shares have been granted to Mr. Jeffrey Kin-fung Lam, of which share options for 120,000 Shares have vested.

Pursuant to the 2002 Stock Incentive Plan of Wynn Resorts, Limited (the “Stock Plan”), Mr. Ian Michael Coughlan holds (i) 10,000 non-vested shares which vested on 1 January 2012, and became 10,000 shares in common stock of Wynn Resorts, Limited; and (ii) 50,000 stock options in the common stock of Wynn Resorts, Limited of which share options for 15,000 shares have vested.

Pursuant to the Stock Plan, Ms. Linda Chen holds (i) 100,000 shares in common stock of Wynn Resorts, Limited which were vested on 31 July 2012; (ii) 100,000 non-vested shares; and (iii) 415,000 stock options in the common stock of Wynn Resorts, Limited of which share options for 30,000 shares have vested and 385,000 remain unvested. 65,000 shares in the common stock of Wynn Resorts, Limited are held by Ms. Linda Chen in her personal capacity.

Pursuant to the Company’s share option scheme, share options for 540,000 Shares have been granted to Dr. Allan Zeman, of which share options for 120,000 Shares have vested. Pursuant to the Stock Plan, Dr. Allan Zeman holds (i) 5,000 shares in common stock of Wynn Resorts, Limited which were non-vested shares which had vested in the year ended 31 December 2011 and the six months ended 30 June 2012; (ii) 2,500 non-vested shares; and (iii) in aggregate of 46,290 stock options in the common stock of Wynn Resorts, Limited of which share options for 25,720 shares have vested.

Pursuant to the Stock Plan, Mr. Marc D. Schorr holds (i) 250,000 non-vested shares; and (ii) 400,000 unvested stock options in the common stock of Wynn Resorts, Limited of which share options for 50,000 shares have vested.

40 Wynn Macau, Limited

Other Information

SUBSTANTIAL SHAREHOLDERS’ INTERESTS AND SHORT POSITIONS IN THE SHARES AND UNDERLYING SHARES OF THE COMPANY

The register of substantial shareholders required to be kept by the Company under section 336 of Part XV of the SFO shows that as at 30 June 2012, the Company had been notified of the following substantial shareholders’ interests and short positions in the shares and underlying shares of the Company, being interests of 5% or more of the Company’s issued share capital. These interests are in addition to those disclosed above in respect of the Directors and chief executives of the Company.

Shares of HK$0.001 each in the Company

Percentage of

the issued share

Capacity/ Number of capital of the

Name Nature of Interest Shares Company

WM Cayman Holdings Limited I Beneficial interest 3,750,000,000 72.29%

(Note 1) (Long Position)

Wynn Group Asia, Inc. (Note 1) Interest of a controlled 3,750,000,000 72.29%

corporation (Long Position)

Wynn Resorts, Limited (Note 1) Interest of a controlled 3,750,000,000 72.29%

corporation (Long Position)

Note:

WM Cayman Holdings Limited I is a wholly owned subsidiary of Wynn Group Asia, Inc., which in turn is wholly owned by Wynn Resorts, Limited. Therefore Wynn Group Asia, Inc. and Wynn Resorts, Limited are deemed or taken to be interested in 3,750,000,000 shares which are beneficially owned by WM Cayman Holdings Limited I.

REMUNERATION POLICY

As at 30 June 2012, the Group had approximately 7,400 full-time equivalent employees. Employees of the Group are selected, remunerated and promoted on the basis of their merit, qualifications, competence and contribution to the Group.

Compensation of key executives of the Group is determined by the Company’s remuneration committee which reviews and determines executives’ compensation based on the Group’s performance and the executives’ respective contributions to the Group.

The Company also has a provident fund set up for its employees and a share options scheme. Further details on the Company’s share options scheme are set out below.

Interim Report 2012 41

Other Information

SHARE OPTION SCHEME

The Company operates a share option scheme. The following table discloses movements in the Company’s share option outstanding during the period ended 30 June 2012.

Number of share options

Expired/ Exercise

lapsed/ price of

Date of grant At Granted Exercised canceled share

of share 1 January during the during the during the At 30 June Exercise period options

Name of Director options 2012 period period period 2012 of share options per Share

(HK$)

Dr. Allan Zeman 25 March 2010 250,000 — — — 250,000 25 March 2011 to 10.92

24 March 2020

17 May 2011 100,000 — — — 100,000 17 May 2012 to 25.96

16 May 2021

5	June 2012 — 190,000(1) — — 190,000 5 June 2013 to 19.04
4	June 2022

Mr. Nicholas 25 March 2010 250,000 — — — 250,000 25 March 2011 to 10.92

Sallnow-Smith 24 March 2020

17 May 2011 100,000 — — — 100,000 17 May 2012 to 25.96

16 May 2021

5	June 2012 — 190,000(1) — — 190,000 5 June 2013 to 19.04
4	June 2022

Mr. Bruce Rockowitz 25 March 2010 200,000 — — — 200,000 25 March 2011 to 10.92

24 March 2020

17 May 2011 100,000 — — — 100,000 17 May 2012 to 25.96

16 May 2021

5	June 2012 — 190,000(1) — — 190,000 5 June 2013 to 19.04
4	June 2022

42 Wynn Macau, Limited

Other Information

Number of share options

Expired/ Exercise

lapsed/ price of

Date of grant At Granted Exercised canceled share

of share 1 January during the during the during the At 30 June Exercise period options

Name of Director options 2012 period period period 2012 of share options per Share

(HK$)

Mr. Jeffrey 25 March 2010 250,000 — — — 250,000 25 March 2011 to 10.92

Kin-fung Lam 24 March 2020

17 May 2011 100,000 — — — 100,000 17 May 2012 to 25.96

16 May 2021

5	June 2012 — 190,000(1) — — 190,000 5 June 2013 to 19.04
4	June 2022

Total 1,350,000 760,000 — — 2,110,000

The vesting periods of the above share options are 20% vesting on each of the anniversary date of the date of grant.

Note:

The closing price of the Company’s Shares immediately before the date on which the options were granted during the period was HK$18.06.

PURCHASE, SALE OR REDEMPTION OF COMPANY’S LISTED SECURITIES

There have been no convertible securities issued or granted by the Group, no exercise of any conversion or subscription rights, nor any purchase, sale or redemption by the Group of its listed

Shares during the six months ended 30 June 2012.

Interim Report 2012 43

Other Information

CORPORATE GOVERNANCE

The Company is dedicated to maintaining and ensuring high standards of corporate governance practices and the corporate governance principles of the Company are adopted in the best interest of the Company and its Shareholders. The Company’s corporate governance practices are based on the principles, code provisions and certain recommended best practices as set out in the Code.

The Company has complied with the code provisions in the Code on Corporate Governance Practices during the period from 1 January 2012 to 31 March 2012, both dates inclusive, and the code provisions in the Corporate Governance Code and Corporate Governance Report during the period 1 April 2012 to 30 June 2012, both dates inclusive, except for the following deviation from provision A.2.1 of the Code.

Stephen A. Wynn as our Chairman and Chief Executive Officer

Under code provision A.2.1 of the Code, the roles of chairman and chief executive officer should be separate and should not be performed by the same individual. The Company does not at present separate the roles of the chairman and chief executive officer.

Mr. Wynn, the founder of the Company and Wynn Macau, serves as the Chairman and Chief Executive Of?cer of the Company. The Board has determined that the combination of these roles held singularly by Mr. Wynn is in the best interest of the Company and all Shareholders. The Board believes that the issue of whether to combine or separate the offices of Chairman of the Board and Chief Executive Officer is part of the succession planning process and that it is in the best interests of the Company for the Board to make a determination whether to combine or separate the roles based upon the circumstances. The Board has given careful consideration to separating the roles of Chairman and Chief Executive Officer and has determined that the Company and its Shareholders are best served by the current structure. Mr. Wynn’s combined role promotes unifi ed leadership and direction for the Board and executive management and allows for a single, clear focus for the Company’s operational and strategic efforts.

The combined role of Mr. Wynn as both Chairman and Chief Executive Officer is balanced by the Company’s governance structure, policies and controls. All major decisions are made in consultation with members of the Board and the relevant Board committees. The Company has three Board committees, namely the audit committee, remuneration committee, and nomination and corporate governance committee. Each Board committee comprises non-executive Directors only and is chaired by an independent non-executive Director. In addition, there are three independent non-executive Directors on the Board offering independent perspectives.

44 Wynn Macau, Limited

Other Information

This structure encourages independent and effective oversight of the Company’s operations and prudent management of risk.

For the reasons stated above and as a result of the structure, policies and procedures outlined above, and in light of the historical success of Mr. Wynn’s leadership, the Board has concluded that the current Board leadership structure is in the best interests of the Company and its Shareholders.

MODEL CODE

The Company adopted the Model Code on 16 September 2009 as its code of conduct for securities transactions by Directors. On 23 March 2010, the Company adopted its own code of conduct for securities transactions, the terms of such code being no less exacting than those set out in the Model Code. Having made specific enquiry of the Directors, all Directors have confirmed that they have complied with the required standard of dealings and code of conduct regarding securities dealings by directors as set out in the Model Code and the Company’s own code of conduct for the six months ended 30 June 2012.

QUARTERLY REPORTING

The Company has adopted the recommended best practice under the Corporate Governance Code to announce and publish financial results within 40 days after the end of the relevant quarter. The release of the Company’s quarterly results will be synchronised with the timing of the quarterly filings made by our ultimate controlling shareholder, Wynn Resorts, Limited, in the United States. Wynn Resorts, Limited is listed on the NASDAQ Stock Market and is a reporting company under the United States Securities Exchange Act of 1934 which is required to fi le quarterly reports with the SEC. Each quarter, Wynn Resorts, Limited issues press releases in the United States relating to its quarterly financial information (including financial information about the Macau segment of Wynn Resorts, Limited, which is operated by the Company). Such information will be presented in accordance with U.S. GAAP.

At the same time as Wynn Resorts, Limited releases its quarterly press releases, the Company makes an announcement on the Hong Kong Stock Exchange pursuant to Rule 13.09 of the Listing Rules extracting the key highlights of the press release pertaining to the Group. Such announcement will also include a quarterly income statement for the Group presented in accordance with IFRS.

In addition to the quarterly press release, Wynn Resorts, Limited also ? les quarterly reports with the SEC. Simultaneously with the filing of such report in the United States, the Company also makes an announcement on the Hong Kong Stock Exchange pursuant to Rule 13.09 of the Listing Rules extracting the key highlights of the quarterly report pertaining to the Group.

Interim Report 2012 45

Other Information

CONTINUING DISCLOSURE PURSUANT TO LISTING RULES 13.18 AND 13.21

Under the terms of the Wynn Macau Credit Facilities, it is an event of default if Wynn Resorts, Limited, the Company’s Controlling Shareholder, ceases to own directly or indirectly at least 51% of the voting rights or issued capital of WRM or ceases to retain the ability or the right to direct or procure the direction of the management and policies of WRM. Upon an event of default, the lenders are entitled to exercise certain remedies including acceleration of the indebtedness under the senior secured credit facilities.

Save as disclosed above, our Company does not have any other disclosure obligations under Rules

13.18 and 13.21 of the Listing Rules.

CHANGES IN INFORMATION OF DIRECTORS

Pursuant to Rule 13.51B(1) of the Listing Rules, the changes in information of Directors of the Company are set out below:

Mr. Stephen A. Wynn, an executive Director of the Company, resigned from Monaco QD International Hotels and Resort Management as an outside director in March 2012.

Mr. Bruce Rockowitz, an independent non-executive Director of the Company, became a member of the Global Advisory Council of the Women’s Tennis Association (WTA) in March 2012. Mr. Rockowitz was also named Asia’s Best CEO at Corporate Governance Asia’s Excellence Recognition Awards, and was presented with an Asian Corporate Director Recognition Award by the same organization.

Mr. Nicholas Sallnow-Smith, an independent non-executive Director of the Company, has been appointed as a Councillor of the Foundation for the Arts and Music Ltd., and a Director of The Photographic Heritage Foundation Ltd. Mr. Sallnow-Smith has also become the Chairman of the General Committee of The British Chamber of Commerce in Hong Kong, Chairman of the Earth Champions, Hong Kong, and the Director of AFS Intercultural Exchanges Ltd. in Hong Kong.

46 Wynn Macau, Limited

Other Information

REVIEW OF UNAUDITED INTERIM FINANCIAL INFORMATION

The Group’s unaudited interim financial information for the reporting period has been reviewed by the Company’s Audit Committee members which comprises three non-executive Directors: Mr. Nicholas Sallnow-Smith, Dr. Allan Zeman and Mr. Bruce Rockowitz and by the Company’s auditors in accordance with Hong Kong Standards on Review Engagements 2410, Review of Interim Financial Information Performed by the Independent Auditor of the Entity issued by the Hong Kong Institute of Certified Public Accountants.

On behalf of the Board

Stephen A. Wynn

Chairman

Hong Kong, 23 August 2012

Interim Report 2012 47

Report on Review of Interim Financial Information

[Graphic Appears Here]

22nd Floor

CITIC Tower

1	Tim Mei Avenue

Central

Hong Kong

To the shareholders of Wynn Macau, Limited

(Incorporated in the Cayman Islands with limited liability)

INTRODUCTION

We have reviewed the interim financial information set out on pages 49 to 78 which comprises the condensed consolidated statement of financial position of Wynn Macau, Limited as at 30 June 2012 and the related condensed consolidated statement of comprehensive income, statement of changes in equity and statement of cash flows for the six-month period then ended, and explanatory information. The Rules Governing the Listing of Securities on The Stock Exchange of Hong Kong Limited require the preparation of a report on interim financial information to be in compliance with the relevant provisions thereof and International Accounting Standard 34 Interim Financial Reporting (“IAS 34”).

The directors are responsible for the preparation and presentation of this interim financial information in accordance with IAS 34. Our responsibility is to express a conclusion on this interim financial information based on our review. Our report is made solely to you, as a body, in accordance with our agreed terms of engagement, and for no other purpose. We do not assume responsibility towards or accept liability to any other person for the contents of this report.

SCOPE OF REVIEW

We conducted our review in accordance with Hong Kong Standard on Review Engagements 2410

Review of Interim Financial Information Performed by the Independent Auditor of the Entity issued by the Hong Kong Institute of Certi? ed Public Accountants. A review of interim financial information consists of making inquiries, primarily of persons responsible for financial and accounting matters, and applying analytical and other review procedures. A review is substantially less in scope than an audit conducted in accordance with Hong Kong Standards on Auditing. Consequently, it does not enable us to obtain assurance that we would become aware of all significant matters that might be identifi ed in an audit. Accordingly, we do not express an audit opinion.

48 Wynn Macau, Limited

Report on Review of Interim Financial Information

CONCLUSION

Based on our review, nothing has come to our attention that causes us to believe that the interim financial information is not prepared, in all material respects, in accordance with IAS 34.

Ernst & Young

Certified Public Accountants

Hong Kong

23 August 2012

Interim Report 2012 49

Interim Financial Information

Condensed Consolidated Statement of Comprehensive Income

For the Six Months Ended

30 June

2012 2011 HK$ HK$

Notes (in thousands)

(unaudited) (unaudited)

Operating revenues

Casino 13,556,022 13,510,030 Rooms 67,315 65,865 Food and beverage 94,192 94,198 Retail and other 707,370 667,690

14,424,899 14,337,783

Operating costs and expenses

Gaming taxes and premiums 6,975,607 6,962,293 Staff costs 1,136,371 1,026,103 Other operating expenses 3 2,405,165 2,476,222 Depreciation and amortization 447,894 540,572 Property charges and other 4 45,135 849,311

11,010,172 11,854,501

Operating profit 3,414,727 2,483,282

Finance revenues 5 24,931 9,917 Finance costs 6 (111,165) (135,939) Net foreign currency differences (4,528) 12,003 Changes in fair value of interest rate swaps 20,725 46,679

(70,037) (67,340) Profit before tax 3,344,690 2,415,942 Income tax expense 7 7,524 3,495

Net profit attributable to owners of the Company 3,337,166 2,412,447

Other comprehensive income

Available-for-sale investments: Changes in fair value 5,764 —

Total comprehensive income attributable to owners of the Company 3,342,930 2,412,447

Basic and diluted earnings per Share 9 64 cents 47 cents

50 Wynn Macau, Limited

Interim Financial Information

Condensed Consolidated Statement of Financial Position

As at As at

30 June 31 December

2012 2011

HK$ HK$

Notes (in thousands)

(unaudited) (audited)

Non-current assets

Property and equipment, net and

construction in progress 10 7,621,074 7,692,859

Leasehold interest in land 2,215,393 2,244,085

Goodwill 398,345 398,345

Available-for-sale investments 11 210,529 404,754

Deposits for acquisition of property and equipment 14,040 32,323

Other non-current assets 297,245 285,750

Total non-current assets 10,756,626 11,058,116

Current assets

Available-for-sale investments 11 300,875 104,066

Inventories 157,486 179,940

Trade and other receivables 12 599,614 749,639

Prepayments and other current assets 70,209 53,809

Amounts due from related companies 231,504 57,654

Cash and cash equivalents 6,472,194 5,156,725

Total current assets 7,831,882 6,301,833

Current liabilities

Accounts payable 13 967,866 1,050,345

Land premium payable 211,267 104,329

Other payables and accruals 14 5,445,088 5,657,107

Interest-bearing bank loans 15 1,114,302 2,302,714

Amounts due to related companies 18 158,841 158,188

Interest rate swaps — 20,752

Income tax payable 7,524 15,049

Other current liabilities 30,336 16,938

Total current liabilities 7,935,224 9,325,422

Net current liabilities (103,342) (3,023,589)

Total assets less current liabilities 10,653,284 8,034,527

Non-current liabilities

Interest-bearing bank loans Land premium payable Other payables and accruals Other long-term liabilities

Interim Report 2012 51

Interim Financial Information

Condensed Consolidated Statement of Financial Position

As at As at

30 June 31 December

2012 2011

HK$ HK$

Notes (in thousands)

(unaudited) (audited)

15 1,963,354 2,500,752

700,166 807,104

14 518,708 579,770

101,180 118,458

Total non-current liabilities 3,283,408 4,006,084

Net assets 7,369,876 4,028,443

Equity

Equity attributable to owners of the Company

Issued capital 5,188 5,188

Share premium account 153,436 153,436

Reserves 7,211,252 3,869,819

Total equity 7,369,876 4,028,443

Approved and authorized for issue by the Board of Directors on 23 August 2012.

Stephen A. Wynn Marc D. Schorr

Director Director

52 Wynn Macau, Limited

Interim Financial Information
Condensed Consolidated Statement of Changes in Equity

	Attributable to owners of the Company						
	Issued Capital HK$	Share Premium Account HK$	Available-for-sale Investments Revaluation Reserves* HK$	Other Reserves* HK$ (in thousands)	Retained Earnings* HK$	Currency Translation Reserve* HK$	Total Equity HK$
At 1 January 2012 (audited)	5,188	153,436	(14,341)	832,717	3,034,615	16,828	4,028,443
Net profit for the period	—	—	—	—	3,337,166	—	3,337,166
Changes in fair value of available-for-sale investments, net of tax	—	—	5,764	—	—	—	5,764
Total comprehensive income for the period	—	—	5,764	—	3,337,166	—	3,342,930
Share-based payments	—	—	—	(1,497)	—	—	(1,497)
At 30 June 2012 (unaudited)	5,188	153,436	(8,577)	831,220	6,371,781	16,828	7,369,876
At 1 January 2011 (audited)	5,188	152,657	—	783,754	3,338,662	16,828	4,297,089
Net profit for the period	—	—	—	—	2,412,447	—	2,412,447
Total comprehensive income for the period	—	—	—	—	2,412,447	—	2,412,447
Share-based payments	—	—	—	24,957	—	—	24,957
Exercise of share options	—	779	—	(233)	—	—	546
At 30 June 2011 (unaudited)	5,188	153,436	—	808,478	5,751,109	16,828	6,735,039

* These reserve accounts comprise the consolidated reserves of HK$7.2 billion in the condensed consolidated statement of financial position at 30 June 2012. Other reserves at 1 January 2012 include cumulative share-based payments of HK$229.4 million (1 January 2011: HK$180.4 million) and issued capital of HK$554.7 million (1 January 2011: HK$554.7 million), which is composed of HK$194.3 million (1 January 2011: HK$194.3 million) of issued capital of WRM and HK$360.4 million (1 January 2011: HK$360.4 million) of issued capital of Wynn Resorts International, Ltd.

In accordance with the provisions of the Macau Commercial Code, the Company's subsidiaries incorporated in Macau are required to transfer a minimum of 10% of the annual net profit to a legal reserve until that reserve equals 25% of their initial capital. The Company's subsidiaries met this statutory requirement and WRM continues to maintain the required reserve of HK$48.6 million (1 January 2011: HK$48.6 million) in "other reserves". This reserve is not distributable to the respective shareholders.

Interim Report 2012 53

Interim Financial Information

Condensed Consolidated Statement of Cash Flows

For the Six Months Ended

30 June

2012 2011

HK$ HK$

(in thousands)

(unaudited) (unaudited)

Net cash ?flows generated from operating activities 3,861,307 4,948,083

Investing activities

Purchase of property and equipment, net of

construction retention payables (323,110) (140,979)

Purchase of available-for-sale investments — (257,596)

Proceeds from sale of property and equipment 167 308

Purchase of other non-current assets — (1,333)

Interest received 23,787 6,645

Payments for leasehold interest in land (392,231) —

Net cash flows used in investing activities (691,387) (392,955)

Financing activities

Repayment of borrowings (1,744,806) (779,521)

Interest paid (104,079) (111,399)

Proceeds from issuance of shares — 546

Payment of debt financing costs (1,068) —

Net cash flows used in financing activities (1,849,953) (890,374)

Net increase in cash and cash equivalents 1,319,967 3,664,754

Cash and cash equivalents at 1 January 5,156,725 3,819,163

Effect of foreign exchange rate changes, net (4,498) —

Cash and cash equivalents at 30 June 6,472,194 7,483,917

54 Wynn Macau, Limited

Interim Financial Information

Notes to Interim Financial Information

For the six months ended 30 June 2012

CORPORATE INFORMATION

The Company was incorporated in the Cayman Islands as an exempted company with limited liability on 4 September 2009. The Company’s Shares were listed on the Main Board of the Hong Kong Stock Exchange on 9 October 2009. The Company’s registered office address is P.O. Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands, or at such other place as the Directors may from time to time decide.

The Group owns and operates a hotel and casino resort, Wynn Macau, which conducts gaming activities in casinos in Macau under a concession contract signed with the Macau Government on 24 June 2002. The 20-year concession period commenced on 27 June 2002 and will expire on 26 June 2022.

WM Cayman Holdings Limited I owns approximately 72.29% of the Company and approximately 27.71% of the Company is owned by public shareholders. The ultimate parent company of Wynn Macau, Limited is Wynn Resorts, Limited, a publicly-traded company incorporated in the United States of America.

ACCOUNTING POLICIES AND BASIS OF PREPARATION

This interim financial information has been prepared in accordance with the applicable disclosure requirements of Appendix 16 to the Rules Governing the Listing of Securities on the Hong Kong Stock Exchange and International Accounting Standard (“IAS”) 34 Interim Financial Reporting issued by the International Accounting Standards Board. The interim financial information does not include all the information and disclosures required in the annual financial statements, and should be read in conjunction with the Group’s annual financial statements for the year ended 31 December 2011. The accounting policies and basis of preparation adopted in the preparation of the interim financial information are the same as those used in the annual financial statements for the year ended 31 December 2011.

As at 30 June 2012, the Group had a net current liability position of HK$103.3 million (31 December 2011: HK$3,023.6 million). The Group expects it will generate positive cash flows in the second half of 2012 to meet its financial liabilities as and when they fall due. In addition, on 31 July 2012, the Group amended the Wynn Macau Credit Facilities and expanded its availability to US$2.3 billion (approximately HK$17.9 billion) equivalent. The Group believes it has sufficient working capital to finance its operations and financial obligations.

interim Report 2012 55

Interim Financial Information

Notes to Interim Financial Information

For the six months ended 30 June 2012

IMPACT OF NEW AND REVISED IFRSs

The Group has adopted the following new and revised IFRSs for the first time for the current period’s interim financial information:

IFRS 1 Amendments Amendments to IFRS 1 First-time Adoption of International

Financial Reporting Standards — Severe Hyperinflation and

Removal of Fixed Dates for First-time Adopters

IFRS 7 Amendments Amendments to IFRS 7 Financial Instruments: Disclosures

– Transfer of Financial Assets

IAS 12 Amendments Amendments to IAS 12 Income tax — Deferred Tax: Recovery of

Underlying Assets

The adoption of these new and revised IFRSs and interpretations has had no significant financial effects on the interim financial information and there have been no significant changes to the accounting policies applied in the interim financial information.

IMPACT OF ISSUED BUT NOT YET EFFECTIVE IFRSs

The Group has not early adopted the new and revised IFRSs that have been issued, but are not yet effective.

SEGMENT REPORTING

The Group currently operates in one business segment, namely, the management of its casino and hotel resort. A single management team reports to the chief operating decision-maker who comprehensively manages the entire business. Accordingly, the Group does not have separate reportable segments.

56 Wynn Macau, Limited

Interim Financial Information

Notes to Interim Financial Information

For the six months ended 30 June 2012

3. OTHER OPERATING EXPENSES

For the Six Months Ended

30 June

2012 2011

HK$ HK$

(in thousands)

(unaudited) (unaudited)

Gaming promoters’ commissions 949,397 960,524

Royalty fees 577,752 574,131

Cost of sales 311,381 358,640

Advertising and promotions 122,833 86,298

Utilities and fuel 94,257 84,506

Corporate support services and other 91,459 90,667

Operating supplies and equipment 73,482 70,012

Other support services 21,007 44,689

Operating rental expenses 12,400 10,723

Auditor’s remuneration 2,185 1,760

Provision (reversal of provision) for doubtful accounts, net* (24,962) 42,195

Other 173,974 152,077

2,405,165 2,476,222

During the six months ended 30 June 2012 the Group evaluated its reserve estimates based on the results of historical collection patterns and current collection trends. As a result, the Group revised its estimates and recorded a HK$165 million credit against its provision for doubtful accounts, which decreased the provision for doubtful accounts to a net HK$25.0 million credit.

Interim Report 2012 57

Interim Financial Information

Notes to Interim Financial Information

For the six months ended 30 June 2012

PROPERTY CHARGES AND OTHER

“Property charges and other” for the six months ended 30 June 2012 relates primarily to asset abandonment losses of property and equipment and construction in progress abandoned as a result of renovating certain assets of Wynn Macau in response to customer preferences and changes in market demand. As for the six months ended 30 June 2011, it includes a donation made by the Group to the University of Macau Development Foundation (the “Foundation”).

In May 2011, the Group entered into an agreement with the Foundation to donate a certain amount to the Foundation with the primary purpose of supporting the creation, promotion, operation, and other activities related to the Asia-Pacific Academy of Economics and Management created by the University of Macau. Under such agreement, the Group donated MOP200.0 million (approximately HK$194.2 million) in May 2011, and for each of the years from 2012 through 2022, the Group will donate MOP80.0 million (approximately HK$77.7 million).

As a result of the above arrangement, the Group recognized approximately HK$831.1 million representing the present value of the donation as an expense for the six months ended 30 June 2011.

FINANCE REVENUES

30 June

2012 2011

HK$ HK$

(in thousands)

(unaudited) (unaudited)

Interest income from:

Available-for-sale financial assets

– listed 4,930 —

– unlisted 1,294 —

Held-to-maturity investments

– listed — 702

– unlisted — 14

Cash at banks 18,707 9,201

24,931

9,917

58 Wynn Macau, Limited

Interim Financial Information

Notes to Interim Financial Information

For the six months ended 30 June 2012

6. FINANCE COSTS

For the Six Months Ended

30 June

2012 2011

HK$ HK$

(in thousands)

(unaudited) (unaudited)

Interest expense for:

Bank loans wholly repayable within 5 years 32,414 34,607

Interest rate swaps wholly repayable within 5 years 20,786 58,749

Land lease premium wholly payable within 5 years 7,595 —

Other payments wholly payable within 5 years 2,542 2,516

Imputed interest expense on other payable 16,608 4,287

Bank fees for unused facilities 14,022 14,406

Amortization of debt financing costs 21,463 21,374

Less: capitalized interest (4,265) —

111,165 135,939

For the six months ended 30 June 2012, interest was capitalized using a weighted average cost of 4.7%. No interest was capitalized for the six months ended 30 June 2011.

INCOME TAX EXPENSE

The major components of income tax expense for the six months ended 30 June 2012 and 2011 were:

For the Six Months Ended

30	June

2012 2011

HK$ HK$

(in thousands)

(unaudited) (unaudited)

Income tax expense: current — overseas

7,524

3,495

Interim Report 2012 59

Interim Financial Information

Notes to Interim Financial Information

For the six months ended 30 June 2012

7. INCOME TAX EXPENSE (continued)

No provision for Hong Kong profit tax for the six months ended 30 June 2012 has been made as there was no assessable profit generated in Hong Kong (six months ended 30 June 2011: Nil). Taxation for overseas jurisdictions is charged at the appropriate prevailing rates ruling in the respective jurisdictions and the maximum rate is 12% (six months ended 30 June 2011: 12%). For the six months ended 30 June 2012, the current tax provision of HK$7.5 million results from the current income tax expense accrued by our subsidiaries owning WRM’s shares under the WRM Shareholder Dividend Tax Agreement (six months ended 30 June 2011: HK$3.5 million). Effective 6 September 2006, WRM received a 5-year exemption from Macau’s 12% Complementary Tax on casino gaming profits. On 30 November 2010, WRM received an additional 5-year exemption effective from 1 January 2011 through 31 December 2015.

Accordingly, the Group was exempted from the payment of approximately HK$363.2 million in such tax for the six months ended 30 June 2012 (six months ended 30 June 2011: HK$267.5 million). The Group’s non-gaming profits remain subject to the Macau Complementary Tax and its casino winnings remain subject to the Macau Special Gaming Tax and other levies in accordance with its Concession Agreement.

In June 2009, WRM entered into an agreement, effective retroactively to 2006, with the Macau Special Administration Region that provided for annual payments of MOP7.2 million (approximately HK$7.0 million) to the Macau Special Administrative Region in lieu of Complementary Tax on dividend distributions to its shareholders from gaming profits. The term of this agreement was five years, which coincided with the Tax Holiday which began in 2006.

In November 2010, WRM applied for a 5-year extension of this agreement. In August 2011, the 5-year extension was granted with an annual payment of MOP15.5 million (approximately HK$15.0 million) due to the Macau Special Administration Region for each of the years 2011 through 2015.

The Group is exempted from income tax in the Isle of Man and the Cayman Islands. The Group’s subsidiaries file income tax returns in Macau and various foreign jurisdictions as required by law. The Group’s income tax returns are subject to examinations by tax authorities in the locations where it operates. The Group’s 2007 to 2011 Macau income tax returns remain subject to examination by the Macau Finance Bureau. In 2011, the Group received the results of the Macau Finance Bureau’s examination of its 2006 and 2007 Macau Complementary Tax returns. During July 2011, the Group filed an appeal of the examinations findings. The Macau Finance Bureau accepted the Group’s objection and the Group paid an additional tax payment of HK$8.5 million substantially all of which was provided for in prior years. In July 2012, the Macau Finance Bureau commenced an examination of the 2008 Macau income tax return of WRM. Since the examination is in its initial stage, the Group is unable to determine if it will conclude within the next 12 months. The Group believes that its liability for uncertain tax positions is adequate with respect to these years.

60 Wynn Macau, Limited

Interim Financial Information

Notes to Interim Financial Information

For the six months ended 30 June 2012

7. INCOME TAX EXPENSE (continued)

Quarterly, the Group reviews any potentially unfavorable tax outcome and when an unfavorable outcome is identified as being probable and can be reasonably estimated, the Group then establishes a tax reserve for such possible unfavorable outcome. Estimating potential tax outcomes for any uncertain tax issues is highly judgmental and may not be indicative of the ultimate settlement with the tax authorities.

As of 30 June 2012 and 31 December 2011, the Group has unrecognized tax losses and the Group believes that these unrecognized tax losses are adequate to offset adjustments that might be proposed by the Macau tax authorities. The Group believes that it has adequately provided reasonable reserves for prudent and foreseeable outcomes related to uncertain tax matters.

8. INTERIM DIVIDEND

The Board of Directors has not recommended any interim dividend for the six months ended 30 June 2012 (six months ended 30 June 2011: Nil).

9. EARNINGS PER SHARE ATTRIBUTABLE TO OWNERS OF THE COMPANY

The calculation of basic earnings per Share for the six months ended 30 June 2012 is based on the consolidated net profit attributable to owners of the Company and on the weighted average number of Shares of 5,187,550,000 in issue during the period (six months ended 30 June 2011: 5,187,508,287).

The calculation of diluted earnings per Share for the six months ended 30 June 2012 is based on the consolidated net profit attributable to owners of the Company and on the weighted average number of 5,187,937,083 Shares (six months ended 30 June 2011: 5,187,928,658); including Shares of 5,187,550,000 in issue during the period (six months ended 30 June 2011: 5,187,508,287) plus 387,083 (30 June 2011: 420,371) potential Shares arising from exercise of share options.

10. PROPERTY AND EQUIPMENT AND CONSTRUCTION IN PROGRESS

For the six months ended 30 June 2012, the Group incurred HK$397.9 million (six months ended 30 June 2011: HK$134.4 million) on additions of property and equipment and construction in progress. The Group has disposed of property and equipment and construction in progress with a net carrying amount of HK$45.3 million (six months ended 30 June 2011: HK$11.8 million).

Interim Report 2012 61

Interim Financial Information

Notes to Interim Financial Information

For the six months ended 30 June 2012

11.	AVAILABLE-FOR-SALE INVESTMENTS

As at As at

30 June 31 December

2012 2011

HK$ HK$

(in thousands)

(unaudited) (audited)

Listed debt securities, at fair value:

Hong Kong 61,305 59,685

Elsewhere 197,278 195,950

258,583 255,635

Unlisted debt securities, at fair value 252,821 253,185

511,404 508,820

Portion classified as non-current (210,529) (404,754)

Current portion 300,875 104,066

During the six months ended 30 June 2012, the gain in respect of the Group’s available-for-sale investments recognized in other comprehensive income amounted to HK$5.8 million (six months ended 30 June 2011: Nil). No amount was reclassified from other comprehensive income to the statement of comprehensive income for the period (six months ended 30 June 2011: Nil).

The investments are all denominated in Offshore RMB and have fixed interest rates ranging from 1.35% to 4.63% and will mature between five months and two years.

Originally, during the six months ended 30 June 2011, the Group’s investments were classified as held-to-maturity because the Group had the positive intent and ability to hold them to maturity. However, during the third quarter of 2011, due to the economic uncertainty in the global financial markets, the Group has reassessed the intention to hold the investments to maturity and changed the classification of its entire investments with a carrying value amounting to Offshore RMB427.9 million (approximately HK$524.5 million) from held-to-maturity to available-for-sale.

62 Wynn Macau, Limited

Interim Financial Information

Notes to Interim Financial Information

For the six months ended 30 June 2012

TRADE AND OTHER RECEIVABLES

Trade and other receivables consist of the following as at 30 June 2012 and 31 December 2011:

As at As at

30 June 31 December

2012 2011

HK$ HK$

(in thousands)

(unaudited) (audited)

Casino 713,020 976,686

Hotel 8,298 8,176

Retail leases and other 163,451 178,121

884,769 1,162,983

Less: allowance for doubtful accounts (285,155) (413,344)

Total trade and other receivables, net 599,614 749,639

During the six months ended 30 June 2012, casino receivables of HK$103.4 million, which had been fully provided for, were written off. No receivables were written off for the six months ended 30 June 2011.

An aged analysis of trade and other receivables is as follows:

As at As at

30 June 31 December

2012 2011

HK$ HK$

(in thousands)

(unaudited) (audited)

Within 30 days 196,056 351,162

31 to 60 days 145,902 227,670

61 to 90 days 89,470 212,975

Over 90 days 453,341 371,176

884,769 1,162,983

Less: allowance for doubtful accounts (285,155) (413,344)

Net of allowance for doubtful accounts 599,614 749,639

Substantially all of the trade and other receivables as at 30 June 2012 and 31 December 2011 were repayable within 14 days.

Interim Report 2012 63

Interim Financial Information

Notes to Interim Financial Information

For the six months ended 30 June 2012

ACCOUNTS PAYABLE

During the six months ended 30 June 2012 and 2011, the Group normally received credit terms of 30 days. An aged analysis of accounts payable as at the end of the reporting period, based on invoice dates, is as follows:

As at As at

30 June 31 December

2012 2011

HK$ HK$

(in thousands)

(unaudited) (audited)

Within 30 days 933,703 999,791

31 to 60 days 13,928 9,078

61 to 90 days 10,241 4,328

Over 90 days 9,994 37,148

967,866 1,050,345

OTHER PAYABLES AND ACCRUALS

Other payables and accruals consist of the following as at 30 June 2012 and 31 December 2011:

As at As at

30 June 31 December

2012 2011

HK$ HK$

(in thousands)

(unaudited) (audited)

Current

Gaming taxes payable 1,119,454 1,291,075

Outstanding chip liabilities 3,278,924 2,829,369

Customer deposits 733,272 820,247

Donation payable 77,670 77,670

Other liabilities 235,768 638,746

5,445,088 5,657,107

Non-current

Donation payable 518,708 579,770

5,963,796

6,236,877

64 Wynn Macau, Limited

Interim Financial Information

Notes to Interim Financial Information

For the six months ended 30 June 2012

15. INTEREST-BEARING BANK LOANS

The Wynn Macau Credit Facilities may be used for construction and development commitments or for other uses and are repayable as follows:

	As at 30 June 2012 HK$	As at 31 December 2011 HK$
	(in thousands)	
	(unaudited)	(audited)
On demand or within one year	1,114,302	2,302,714
In the second year	2,016,244	1,114,441
In the third year	—	1,460,664
	3,130,546	4,877,819
Less: debt financing costs, net	(52,890)	(74,353)
	3,077,656	4,803,466
Portion classified as non-current	(1,963,354)	(2,500,752)
Current portion	1,114,302	2,302,714

The WRM term loan matures in June 2014, and the WRM revolving credit facility matured in June 2012. The principal amount of the WRM term loan is required to be repaid in quarterly installments, commencing in September 2011. Borrowings under the Wynn Macau Credit Facilities bore interest at LIBOR or HIBOR plus a margin. Commencing in the fourth quarter of 2010, the WRM revolving credit facility, the WRM term loan hotel facility and the WRM term loan project facility tranches A (US$18,500,000) and B (HK$2,451,150,000) are subject to a margin of 1.25% to 2.00% depending on the Group's leverage ratio at the end of each quarter. The WRM term loan project facility tranche C (US$125,000,000) remains subject to a margin of 1.75%. As at 30 June 2012, the weighted average margin is 1.29% (31 December 2011: 1.29%).

Interim Report 2012 65

Interim Financial Information

Notes to Interim Financial Information

For the six months ended 30 June 2012

INTEREST-BEARING BANK LOANS (continued)

On 31 July 2012, WRM entered into the Amended Wynn Macau Credit Facilities and appointed Bank of China Limited, Macau Branch as facilities agent, intercreditor agent and security agent.

The Amended Wynn Macau Credit Facilities and related agreements took effect on 31 July 2012 and expand availability under WRM’s senior bank facility to US$2.3 billion equivalent (approximately HK$17.9 billion), consisting of a US$750 million equivalent (approximately HK$5.8 billion) fully funded senior term loan facility and a US$1.55 billion equivalent (approximately HK$12.1 billion) senior revolving credit facility. There is also an option to upsize the total senior secured facilities by an additional US$200 million (approximately HK$1.6 billion) under the Amended Wynn Macau Credit Facilities.

Borrowings under the Amended Wynn Macau Credit Facilities, which consist of both Hong Kong dollar and United States dollar tranches, will be used to refinance WRM’s existing indebtedness, to fund the design, development, construction and pre-opening expenses of Wynn Cotai and for general corporate purposes.

The term loan facility matures in July 2018 with the principal amount of the term loan to be repaid in two equal installments in July 2017 and July 2018. The final maturity for the revolving credit facility is July 2017, by which date any outstanding revolving loans must be repaid. The senior secured facilities will bear interest for the first six months after closing at LIBOR or HIBOR plus a margin of 2.50% and thereafter will be subject to LIBOR or HIBOR plus a margin of between 1.75% to 2.50% based on WRM’s leverage ratio.

Customary fees and expenses were paid by WRM in connection with the Amended Wynn Macau Credit Facilities.

Borrowings under the Amended Wynn Macau Credit Facilities are guaranteed by Palo and by certain subsidiaries of the Company that own equity interests in WRM, and are secured by substantially all of the assets of WRM, the equity interests in WRM and, subject to certain post- closing matters, substantially all of the assets of Palo.

The Amended Wynn Macau Credit Facilities contains representations, warranties, covenants and events of default customary for casino development financings in Macau.

The Company is not a party to the credit facilities agreement and related agreements and has no rights or obligations thereunder.

66 Wynn Macau, Limited

Interim Financial Information

Notes to Interim Financial Information

For the six months ended 30 June 2012

COMMITMENTS

Operating lease commitments — Group as lessee

As at As at

30 June 31 December

2012 2011

HK$ HK$

(in thousands)

(unaudited) (audited)

Within one year 22,218 21,712

After one year but not more than five years 56,615 52,092

More than five years 228,843 233,519

307,676 307,323

Operating lease commitments — Group as lessor

As at As at

30 June 31 December

2012 2011

HK$ HK$

(in thousands)

(unaudited) (audited)

Within one year 134,067 137,215

After one year but not more than five years 389,861 315,952

More than five years 15,189 19,645

539,117 472,812

Interim Report 2012 67

Interim Financial Information

Notes to Interim Financial Information

For the six months ended 30 June 2012

COMMITMENTS (continued)

Capital commitments

As at As at

30 June 31 December

2012 2011

HK$ HK$

(in thousands)

(unaudited) (audited)

Contracted, but not provided for 576,215 181,996

Authorized, but not contracted for 81,230 136,129

657,445 318,125

Other services commitments

As at As at

30 June 31 December

2012 2011

HK$ HK$

(in thousands)

(unaudited) (audited)

Within one year 95,851 140,286

After one year but not more than five years 71,909 29,485

167,760 169,771

As at 30 June 2012, the Group was committed to purchases for operating items totaling HK$84.5 million (31 December 2011: HK$96.2 million).

68 Wynn Macau, Limited

Interim Financial Information

Notes to Interim Financial Information

For the six months ended 30 June 2012

LITIGATION

The Group does not have any material litigation outstanding as at 30 June 2012 and 31 December 2011.

The Group’s affiliates are involved in litigation in addition to the actions noted below, arising in the normal course of business. In the opinion of management, such litigation will not have a material effect on the Group’s financial condition, results of operations or cash flows.

Determination of unsuitability and redemption of Aruze USA, Inc. and affiliates and related matters

On 18 February 2012, WRL’s Gaming Compliance Committee concluded a year-long investigation after receiving an independent report by Freeh, Sporkin & Sullivan, LLP (the “Freeh Report”) detailing a pattern of misconduct by Aruze USA, Inc., at the time a stockholder of WRL, Universal Entertainment Corporation, Aruze USA, Inc.’s parent company, and Kazuo Okada, the majority shareholder of Universal Entertainment Corporation, who is also a member of WRL’s board of directors and was at the time a Director of the Company. The factual record presented in the Freeh Report included evidence that Aruze USA, Inc., Universal Entertainment Corporation and Mr. Okada had provided valuable items to certain foreign gaming officials who were responsible for regulating gaming in a jurisdiction in which entities controlled by Mr. Okada were developing a gaming resort. Mr. Okada has denied the impropriety of such conduct to members of the board of directors of WRL and Mr. Okada has refused to acknowledge or abide by WRL’s anti-bribery policies.

Based on the Freeh Report, the board of directors of WRL determined that Aruze USA, Inc., Universal Entertainment Corporation and Mr. Okada are “unsuitable” under Article VII of the WRL articles of incorporation. The board of directors of WRL was unanimous (other than Mr.

Okada) in its determination. The board of directors of WRL also requested that Mr. Okada resign as a director of WRL and recommended that Mr. Okada be removed as a member of the Board of Directors of the Company. In addition, on 18 February 2012, Mr. Okada was removed from the board of directors of Wynn Las Vegas Capital Corp., a wholly owned subsidiary of WRL.

Interim Report 2012 69

Interim Financial Information

Notes to Interim Financial Information

For the six months ended 30 June 2012

LITIGATION (continued)

Determination of unsuitability and redemption of Aruze USA, Inc. and affiliates and related matters (continued) Based on the board of directors of WRL’s finding of “unsuitability”, on 18 February 2012, WRL redeemed and canceled Aruze USA, Inc.’s 24,549,222 shares of WRL’s common stock.

Following a finding of “unsuitability”, WRL’s articles of incorporation authorize redemption at “fair value” of the shares held by unsuitable persons. WRL engaged an independent financial advisor to assist in the fair value calculation and concluded that a discount to the then-current trading price was appropriate because of, among other things, restrictions on most of the shares held by Aruze USA, Inc. under the terms of the Stockholders Agreement (as defined below). Pursuant to the articles of incorporation, WRL issued the redemption price promissory note (the “Redemption Note”) to Aruze USA, Inc. in redemption of the shares. The Redemption Note has a principal amount of US$1.94 billion (approximately HK$14.7 billion), matures on 18 February 2022 and bears interest at the rate of 2% per annum, payable annually in arrears on each anniversary of the date of the Redemption Note. WRL may, in its sole and absolute discretion, at any time and from time to time, and without penalty or premium, prepay the whole or any portion of the principal or interest due under the Redemption Note. In no instance shall any payment obligation under the Redemption Note be accelerated except in the sole and absolute discretion of WRL or as specifically mandated by law. The indebtedness evidenced by the Redemption Note is and shall be subordinated in right of payment, to the extent and in the manner provided in the Redemption Note, to the prior payment in full of all existing and future obligations of WRL or any of its affiliates in respect of indebtedness for borrowed money of any kind or nature.

70 Wynn Macau, Limited

Interim Financial Information

Notes to Interim Financial Information

For the six months ended 30 June 2012

LITIGATION (continued)

Determination of unsuitability and redemption of Aruze USA, Inc. and affiliates and related matters (continued) On 19 February 2012, WRL filed a complaint in the District Court of Clark County, Nevada against Mr. Okada, Aruze USA, Inc. and Universal Entertainment Corporation, companies controlled by Mr. Okada (the “Okada Parties”) alleging breaches of fiduciary duty and related claims. WRL is seeking compensatory and special damages as well as a declaration that it acted lawfully and in full compliance with its articles of incorporation, bylaws and other governing documents. On 12 March 2012, Aruze USA, Inc. and Universal Entertainment Corporation removed the action to the United States District Court for the District of Nevada. On that same date, Aruze USA, Inc. and Universal Entertainment Corporation filed an answer denying the claims and a counterclaim that purports to assert claims against WRL, each of the members of WRL’s board of directors (other than Mr. Okada) and a senior executive of WRL. Among other relief, the counterclaim seeks a declaration that the redemption of Aruze USA, Inc.’s shares was void, an injunction restoring Aruze USA, Inc.’s share ownership, damages in an unspecified amount and rescission of the Stockholders Agreement. WRL’s claim of 19 February 2012, was removed to federal court by the Okada Parties. On 29 March 2012, WRL filed a motion to remand the action to state court and to request an extension to answer. The motion to remand was granted and WRL’s request for related attorneys’ fees is fully briefed and pending.

When the court rules on the pending fee motion, the case will be sent back to the state court, which has determined that this action will be coordinated with Mr. Okada’s inspection action (discussed below). The Okada Parties have filed a notice of intent to commence a separate federal securities action for the securities counterclaims previously asserted.

On 19 June 2012, Elaine Wynn responded to Aruze USA’s Counterclaim and asserted a cross claim against Steve Wynn and Kazuo Okada seeking a declaration that (1) any and all of Elaine Wynn’s duties under the January 2010 Stockholders Agreement (the “Stockholders Agreement”) by and among Aruze USA, Steve Wynn, and Elaine Wynn be discharged; (2) the Stockholders Agreement is subject to rescission and is rescinded; (3) the Stockholders Agreement is an unreasonable restraint on alienation in violation of public policy; and/or (4) the restrictions on sale of shares shall be construed as inapplicable to Elaine Wynn. By agreement of the parties, Mr. Wynn’s response to the cross claim is due within 14 days once the final order of remand is entered.

On 24 February 2012, the Board of Directors of the Company removed Mr. Kazuo Okada from the Board.

Interim Report 2012 71

Interim Financial Information

Notes to Interim Financial Information

For the six months ended 30 June 2012

LITIGATION (continued)

Determination of unsuitability and redemption of Aruze USA, Inc. and affiliates and related matters (continued) WRL has provided the Freeh Report to applicable regulators and law enforcement agencies and intends to cooperate with any related investigation that such regulators or agencies may undertake. The conduct of the Okada Parties and any resulting regulatory investigations could have adverse consequences to WRL and its subsidiaries. A finding by regulatory authorities that Mr. Okada violated anti-corruption statutes and/or other laws or regulations applicable to persons affiliated with a gaming licensee on property of WRL or its subsidiaries and/or otherwise involved WRL or its subsidiaries in criminal or civil violations could result in actions by regulatory authorities against WRL or its subsidiaries. Relatedly, as described below, the Salt Lake Regional Office of the SEC has commenced an informal inquiry into, and other regulators could pursue separate investigations into, WRL and its subsidiaries compliance with applicable laws arising from the allegations in the matters described above and in response to litigation filed by Mr. Okada suggesting improprieties in connection with the Wynn Macau’s donation to the University of Macau. While WRL believes that it is in full compliance with all applicable laws, any such investigations could result in actions by regulators against the WRL or its subsidiaries.

Litigation commenced by Mr. Okada and related matters

On 11 January 2012, Mr. Okada commenced litigation in the District Court of Clark County, Nevada seeking to compel WRL to produce information relating to a donation to the University of Macau, among other things.

In May 2011, the Company made a commitment to the University of Macau Development Foundation in support of the new Asia-Pacific Academy of Economics and Management. This contribution consists of a MOP200.0 million (equivalent to HK$194.2 million) payment made in May 2011 and a commitment for additional donations of MOP80.0 million (equivalent to HK$77.7 million) each year for the calendar years 2012 through 2022 inclusive. The pledge was consistent with WRL’s long-standing practice of providing philanthropic support for deserving institutions in the markets in which it operates. The pledge was made following an extensive analysis which concluded that the gift was made in accordance with all applicable laws. The pledge was considered by the boards of directors of both WRL and the Company and approved by 15 of the 16 directors who serve on those boards. The sole dissenting vote was cast by Mr.

Okada whose stated objection was to the length of time over which the donation would occur, not its propriety.

72 Wynn Macau, Limited

Interim Financial Information

Notes to Interim Financial Information

For the six months ended 30 June 2012

LITIGATION (continued)

Litigation commenced by Mr. Okada and related matters (continued)

On 8 February 2012, following Mr. Okada’s lawsuit, WRL received a letter from the Salt Lake Regional Office of the SEC requesting that, in connection with an informal inquiry by the SEC, WRL preserve information relating to the donation to the University of Macau, any donations by WRL to any other educational charitable institutions, including the University of Macau Development Foundation, and WRL’s casino or concession gaming licenses or renewals in Macau. WRL is cooperating with the Salt Lake Regional Office staff and intends to fully comply with the SEC’s request.

At a hearing on 9 February 2012, the Nevada state court held that, as a director of WRL, Mr.

Okada had the right to make a reasonable inspection of WRL’s corporate books and records.

Following the hearing, WRL released certain WRL documents to Mr. Okada for his inspection.

At a subsequent hearing on 8 March 2012, the court considered Mr. Okada’s request that WRL’s board make additional documents available to him, and ruled that Mr. Okada was entitled to inspect two additional pages of WRL documents. WRL promptly complied with the court’s ruling.

On 25 May 2012, Mr. Okada amended his petition to request inspection of additional records.

The Nevada state court ordered Mr. Okada to file a supplemental brief addressing how his requests relate to his duties as a director of WRL, and WRL was to respond by filing a supplemental brief on the reasonableness of Mr. Okada’s requests. After Mr. Okada filed his supplemental brief, WRL moved to depose Mr. Okada prior to having to file its supplemental brief. At a hearing on 28 June 2012, the state court ordered Mr. Okada to appear for a deposition in Las Vegas, Nevada. The deposition is scheduled for September 2012.

Related litigation

Six derivative actions have been commenced against WRL and all members of its board of directors: four in the United States District Court, District of Nevada, and two in the Eighth Judicial District Court of Clark County, Nevada.

The four pending federal actions brought by the following plaintiffs have been consolidated: (1) The Louisiana Municipal Police Employees’ Retirement System (“LMPERS”), (2) Maryanne Solak, (3) Excavators Union Local 731 Welfare Fund, and (4) Boilermakers Lodge No. 154 Retirement Fund.

Interim Report 2012 73

Interim Financial Information

Notes to Interim Financial Information

For the six months ended 30 June 2012

LITIGATION (continued)

Related litigation (continued)

The plaintiffs in the federal derivative actions ?led a consolidated complaint on 6 August 2012, asserting claims for (1) breach of fiduciary duty; (2) waste of corporate assets; (3) injunctive relief; and (4) unjust enrichment. The claims are against all WRL directors, including Mr. Okada.

The federal derivative plaintiffs claim that the individual defendants breached their fiduciary duties and wasted assets by (a) failing to ensure WRL’s officers and directors complied with federal and state laws and WRL’s Code of Conduct; (b) voting to allow the WRL’s subsidiary to make the donation to the University of Macau; and (c) redeeming Aruze USA’s stock such that WRL incurs the debt associated with the redemption. The federal plaintiffs seek unspecified compensatory damages, restitution in the form of disgorgement, reformation of corporate governance procedures, an injunction against all future payments related to the donation/ pledge, and all fees (attorneys, accountants, and experts) and costs. Per the court’s 5 July 2012 Case Management Order, the parties are to confer regarding a deadline for WRL and the directors to respond.

The two state court actions brought by the following plaintiffs have also been consolidated: (1) IBEW Local 98 Pension Fund and (2) Danny Hinson. Through a coordination of efforts by all parties, the directors and WRL (a nominal defendant) have been served in all of the actions.

The plaintiffs in the state derivative actions filed a consolidated complaint on 20 July 2012 asserting claims for (1) breach of fiduciary duty; (2) abuse of control; (3) gross mismanagement; and (4) unjust enrichment. The claims are against all WRL directors, including Mr. Okada, as well as the WRL’s Chief Financial Officer, who signs financial disclosures filed with the SEC. The state derivative plaintiffs claim that the individual defendants failed to disclose to its shareholders the investigation into, and the dispute with director Okada as well as the alleged potential violations of the Foreign Corrupt Practices Act related to, the University of Macau Development Foundation donation. Plaintiffs seek unspecified monetary damages (compensatory and punitive), disgorgement, reformation of corporate governance procedures, an order directing WRL to internally investigate the donation, as well as attorneys’ fees and costs. WRL and individual defendants will respond to the consolidated complaint by 31 August 2012.

The consolidated actions are in a preliminary stage and WRL management has determined that based on proceedings to date, it is currently unable to determine the probability of the outcome of this matter or the range of reasonably possible loss, if any.

74 Wynn Macau, Limited

Interim Financial Information

Notes to Interim Financial Information

For the six months ended 30 June 2012

RELATED PARTY DISCLOSURES

As at the end of the period, amounts due from/(to) related companies are unsecured, interest- free and repayable on demand.

The Group had the following material transactions with related companies:

For the Six Months Ended

30 June

Name of Relation to Primary Nature 2012 2011

Related Company the Company of Transactions HK$ HK$

(in thousands)

(unaudited) (unaudited)

Wynn Resorts, Limited Ultimate parent Royalty fees (i)

company 577,752 574,131

Wynn Resorts, Limited Ultimate parent Corporate

company support

services (ii) 80,662 82,765

Wynn Resorts, Limited Ultimate parent Share-based

company payment

expenses (2,629) 23,992

WIML Subsidiary of International

Wynn Resorts, marketing

Limited expenses (iii) 17,713 43,657

Worldwide Wynn Subsidiary of Staff

Wynn Resorts, secondment

Limited payroll

charges (iv) 54,181 21,659

Wynn Design Subsidiary of Design/

& Development Wynn Resorts, development

Limited payroll (v) 30,838 12,303

Las Vegas Jet, LLC Subsidiary of Airplane usage

Wynn Resorts, charges (ii)

Limited 14,193 7,902

All of the above transactions are noted as continuing related party transactions.

Interim Report 2012 75

Interim Financial Information

Notes to Interim Financial Information

For the six months ended 30 June 2012

18.	RELATED PARTY DISCLOSURES (continued)

Notes:

Royalty fees

Prior to Listing, WRM had an arrangement with Wynn Resorts, Limited and Wynn Resorts Holdings, LLC

(together, the “Licensors”) under which the Licensors licensed to WRM certain trademarks and service marks, other marks and works, domain names, and hotel casino design, development and management know-how (collectively, the “Intellectual Property Rights”). On 19 September 2009, each of the Company and WRM entered into an intellectual property license agreement with the Licensors (together, the “IP

License Arrangement”), which has a perpetual term. Pursuant to the IP License Arrangement, the Licensors licensed to each of the Company and WRM the right to use the Intellectual Property Rights using the same pricing basis as described below. The IP License Arrangement is also subject to restrictions in the agreements between Wynn Resorts Holdings, LLC or Wynn Resorts, Limited and any third parties, including Mr. Stephen A. Wynn, in respect of a third party’s intellectual property, including any applicable limitations on the scope of the license, limitations on sub-licensing, termination (including change of control) under certain circumstances and other standard provisions.

The license fee payable to Wynn Resorts Holdings, LLC equals the greater of (1) 3% of the IP gross monthly revenues, and (2) US$1.5 million (approximately HK$11.6 million) per month. For the purposes of each intellectual property license agreement, the term “IP gross revenues” refers to the licensee’s total operating revenues as adjusted by adding back (1) commissions and discounts which were netted against operating revenues, and (2) promotional allowances, and the term “IP gross monthly revenues” refers to the licensee’s IP gross revenues accrued at the end of each calendar month. The calculation of each licensee’s operating revenues, promotional allowances, and commissions and discounts in connection with the IP gross revenues stated in the intellectual property license agreements shall always be consistent with the Group’s accounting policies and prepared in accordance with IFRSs as in effect from 31 December 2008. If any other subsidiary of the Company (other than WRM) acquires the Intellectual Property Rights under the intellectual property license agreement between the Company and the Licensors, “IP gross revenues” and “IP monthly gross revenues” will be interpreted to include the gross revenues of such relevant subsidiary.

The following table presents a reconciliation of total operating revenues (as reported in the Group’s interim financial information) to WRM’s IP gross revenues as used for purposes of the IP License Arrangement between WRM and the Licensors.

76 Wynn Macau, Limited

Interim Financial Information

Notes to Interim Financial Information

For the six months ended 30 June 2012

18.	RELATED PARTY DISCLOSURES (continued)

Notes: (continued)

(i)	Royalty fees (continued)

For the six months ended

30 June

2012 2011

HK$ HK$

(in thousands)

(unaudited) (unaudited)

Total operating revenues 14,424,899 14,337,783

Commissions and discounts included in operating revenues 4,127,352 4,160,280

Promotional allowances 706,546 641,535

IP gross revenues 19,258,797 19,139,598

Corporate support services

Wynn Resorts, Limited provides corporate support services to the Group. These services consist of a limited number of executives in relevant areas assisting the Group on certain matters. The assistance includes guidance on certain issues and ensuring that, from a regulatory standpoint, Wynn Resorts, Limited’s standard operating procedures are followed and maintained by the Group. The annual fee for the services provided by Wynn Resorts, Limited is based on an allocation of the actual proportion of Wynn Resorts, Limited’s annual corporate departments’ costs (including salaries and benefits for such employees during the period in which such services are rendered) and overhead expense related to the provision of such services, and in any event, such annual fee shall not exceed 50% of the aggregate annual corporate departments’ costs and overhead expense incurred by Wynn Resorts, Limited during any financial year.

Similarly, WML and WRM had reciprocal arrangements to allow Wynn Resorts, Limited or its subsidiaries (other than the Group) to have access to the services of any of the Group’s employees provided that such services do not materially interfere with such employee’s obligations to, and responsibilities with, the Group. For services provided by the Group’s employees, Wynn Resorts, Limited shall pay for the services based on an actual cost (including salaries and benefits for such employees during the period when such services are being rendered) and expense on a reimbursement basis.

Wynn Resorts, Limited allows WRM and its employees to use aircraft assets owned by Wynn Resorts, Limited and its subsidiaries (other than the Group) at hourly rates set by Las Vegas Jet, LLC, a subsidiary of Wynn Resorts, Limited. Similarly, WRM has reciprocal arrangements to allow Wynn Resorts, Limited or its subsidiaries (other than the Group) to use any aircraft assets that the Group could own in the future.

Interim Report 2012 77

Interim Financial Information

Notes to Interim Financial Information

For the six months ended 30 June 2012

18.	RELATED PARTY DISCLOSURES (continued)

Notes: (continued)

International marketing expenses

WIML, a subsidiary of Wynn Resorts, Limited, (i) provides administrative, promotional, and marketing services as well as a limited number of marketing executives to attract and introduce customers to WRM, and (ii) employs certain non-Macau residents based in or to be based in Macau (“Foreign Resident Staff”) on the Company’s behalf and seconds the Foreign Resident Staff to the Group.

These administrative, promotional and marketing services are provided through branch offices located in various cities around the world under the direction and supervision provided by WIML. For the services provided under this arrangement, WIML charges a service fee equal to the total costs it incurs in rendering the services plus 5%.

Staff secondment payroll charges

Worldwide Wynn, a subsidiary of Wynn Resorts, Limited, is responsible for supplying management personnel to WRM for pre-determined lengths of time through secondment arrangements. During the secondment period, employees are expected to devote their efforts and all of their business time and attention to the operations and functions of WRM. The seconded employees live and work in Macau for the duration of the secondment periods. Worldwide Wynn was compensated for these services with a service fee equal to its aggregate costs plus 5% to Worldwide Wynn of the seconded employees during the periods of secondment to WRM, including:

Wages-regular and overtime;

Bonuses and commissions;

Vacation pay and sick leave;

Employee benefit plans, including health insurance, life insurance, and other insurance or 401k plans;

Employer-paid federal, state or local taxes or workers’ compensation costs and unemployment taxes; and

Employer-paid business expenses and employee international allowances.

Design/development payroll

Wynn Design and Development provides design and development services to the Group in connection with the Group’s project in Cotai. Service fee is charged at cost incurred by Wynn Design and Development to the Group for the services provided.

78 Wynn Macau, Limited

Interim Financial Information

Notes to Interim Financial Information

For the six months ended 30 June 2012

RELATED PARTY DISCLOSURES (continued)

The above transactions were carried out on terms mutually agreed between the Group and the related companies. There were no significant charges from the Group to the related companies during the six months ended 30 June 2012 and 2011. In the opinion of the Directors, the related party transactions were conducted in the ordinary and usual course of the Group’s business.

All such outstanding balances between the Group and the related companies are deemed to be trade in nature.

Home Purchase

In May 2010, Worldwide Wynn entered into a new employment agreement with Linda Chen, who is also a director of Wynn Macau, Limited and Wynn Resorts, Limited. Under the terms of the employment agreement, Worldwide Wynn caused WRM to purchase a house in Macau for use by Ms. Chen. As at 30 June 2012, the net carrying amount of the house together with improvements and its land lease right was HK$63.8 million (31 December 2011: HK$58.6 million).

Interim Report 2012 79

Definitions

“Amended Wynn Macau together, the HK$5.8 billion (equivalent) fully-funded senior

Credit Facilities” term loan facilities and the HK$12.1 billion (equivalent) senior revolving credit facilities extended to WRM

“Board of Directors” or “Board” the board of Directors of our Company

“Code” the Code on Corporate Governance Practices prior to 1 April

2012 and the Corporate Governance Code and Corporate

Governance Report on and after 1 April 2012

“Code on Corporate Governance the Code on Corporate Governance Practices set out in

Practices” Appendix 14 of the Listing Rules which was effective prior to 1

April 2012

“Company” or “our Company” Wynn Macau, Limited, a company incorporated on 4 September

2009 as an exempted company with limited liability under the laws of the Cayman Islands and an indirect subsidiary of Wynn

Resorts, Limited

“Concession Agreement” the Concession Contract for the Operation of Games of Chance

or Other Games in Casinos in the Macau Special Administrative

Region entered into between WRM and the Macau government

on 24 June 2002

“Corporate Governance Code the Corporate Governance Code and Corporate Governance

and Corporate Governance Report set out in Appendix 14 of the Listing Rules

Report”

“Cotai Land Concession the land concession contract entered into between WRM, Palo

Agreement” and the Macau government for approximately 51 acres of land in the Cotai area of Macau, and for which formal approval from the Macau government was published in the official gazette of

Macau on 2 May 2012

“Director(s)”

the director(s) of our Company

80 Wynn Macau, Limited

Definitions

“Encore” or “Encore at a casino resort located in Macau, connected to and fully

Wynn Macau” integrated with Wynn Macau, owned and operated directly by

WRM, which opened on 21 April 2010

“Galaxy” Galaxy Casino, S.A., one of the six gaming operators in Macau and one of the three concessionaires

“Group,” “we,” “us” or “our” our Company and its subsidiaries, or any of them, and the businesses carried on by such subsidiaries, except where the context makes it clear that the reference is only to the Company itself and not to the Group

“HIBOR” Hong Kong Interbank Offered Rate

“HK$” Hong Kong dollars, the lawful currency of Hong Kong

“Hong Kong” the Hong Kong Special Administrative Region of the PRC

“Hong Kong Stock Exchange” The Stock Exchange of Hong Kong Limited

“IFRS” International Financial Reporting Standards

“Las Vegas Jet, LLC” Las Vegas Jet, LLC, a company formed under the laws of the

State of Nevada, United States and a wholly owned subsidiary of Wynn Resorts, Limited.

“LIBOR” London Interbank Offered Rate

“Listing” the initial listing of the Shares on the Main Board of the Hong

Kong Stock Exchange on 9 October 2009

“Listing Rules” the Rules Governing the Listing of Securities on the Hong Kong

Stock Exchange (as amended from time to time)

“Macau Operations” the fully integrated Wynn Macau and Encore at Wynn Macau resort

Interim Report 2012 81

Definitions

“Macau” or “Macau Special the Macau Special Administrative Region of the PRC

Administrative Region”

“Melco Crown” Melco Crown Gaming (Macau) Limited, one of the six gaming operators in Macau and one of the three sub-concessionaires

“MGM Macau” MGM Grand Paradise Limited, one of the six gaming operators in Macau and one of the three sub-concessionaires

“Model Code” the Model Code for Securities Transactions by Directors of

Listed Issuers set out in Appendix 10 of the Listing Rules

“MOP” or “pataca” Macau pataca, the lawful currency of Macau

“Offshore RMB” RMB maintained outside mainland China, primarily in Hong

Kong where RMB trading is officially sanctioned and regulated,

that is largely “convertible and transferable”. It is also known as CNH, which refers to offshore RMB primarily traded in Hong

Kong (hence the “H”)

“Palo Real Estate Company Palo Real Estate Company Limited, a limited liability company

Limited” or “Palo” incorporated under the laws of Macau and an indirect wholly owned subsidiary of the Company, subject to a 10% social and voting interest and MOP1.00 economic interest held by Mr.

Wong Chi Seng (a Macau resident) in WRM

“PRC”, “China” or the People’s Republic of China and, except where the context

“mainland China” requires and only for the purpose of this report, references in this report to the PRC or China do not include Taiwan, Hong

Kong or Macau; the term “Chinese” has a similar meaning

“RMB” Renminbi, the lawful currency of PRC

“SEC” the Securities and Exchange Commission in the United States of

America

82 Wynn Macau, Limited

Definitions

“SFO” the Securities and Futures Ordinance (Chapter 571 of the Laws

of Hong Kong)

“Share(s)” ordinary share(s) with a nominal value of HK$0.001 each in the share capital of our Company

“Shareholder(s)” holder(s) of Share(s) of the Company from time to time

“SJM” Sociedade de Jogos de Macau S.A., one of the six gaming operators in Macau and one of the three concessionaires

“US$” United States dollars, the lawful currency of the United States

“U.S. GAAP” the Generally Accepted Accounting Principles of the United

States

“Venetian Macau” Venetian Macau S.A., one of the six gaming operators in Macau and one of the three sub-concessionaires

“WIML” Wynn International Marketing, Ltd., a company incorporated under the laws of Isle of Man and a wholly owned subsidiary of

Wynn Resorts, Limited

“WM Cayman Holdings WM Cayman Holdings Limited I, a company incorporated on 7

Limited I” July 2009 as an exempted company with limited liability under the laws of the Cayman Islands and a wholly owned subsidiary of Wynn Group Asia, Inc.

“WM Cayman Holdings WM Cayman Holdings Limited II, a company incorporated on 8

Limited II” September 2009 as an exempted company with limited liability under the laws of the Cayman Islands and a wholly owned

subsidiary of the Company

“Worldwide Wynn” Worldwide Wynn, LLC, a company formed under the laws of the

State of Nevada, United States and a wholly owned subsidiary of Wynn Resorts, Limited

“WRL Group” Wynn Resorts, Limited and its subsidiaries (other than the

Group)

Interim Report 2012 83

Definitions

“WRM” Wynn Resorts (Macau) S.A., a company incorporated under the laws of Macau and a wholly owned subsidiary of the Company

“WRM Shareholder Dividend the agreements, entered into during June 2009 and July 2011,

Tax Agreement” each for a term of five years between WRM and the Macau

Special Administrative Region, effective retroactively to 2006,

that provide for an annual payment to the Macau Special

Administrative Region of MOP7.2 million in years 2006 through

2010 and MOP15.5 million in years 2011 through 2015 in lieu

of Complementary Tax otherwise due by WRM shareholders on

dividend distributions to them from gaming profits earned in those years

“Wynn Cotai” a full-scale integrated resort which WRM anticipates constructing on 51 acres of land in the Cotai area of Macau

in accordance with the terms of the Cotai Land Concession

Agreement

“Wynn Design & Development” Wynn Design & Development, LLC, a company formed under the laws of the State of Nevada, United States and a wholly

owned subsidiary of Wynn Resorts, Limited

“Wynn Group Asia, Inc.” Wynn Group Asia, Inc., a company formed under the laws of the

State of Nevada, United States and a wholly owned subsidiary of Wynn Resorts, Limited

“Wynn Macau” a casino hotel resort located in Macau, owned and operated directly by WRM, which opened on 6 September 2006, and

where appropriate, the term also includes Encore at Wynn

Macau

“Wynn Macau Credit Facilities” together, the HK$4.3 billion (equivalent) fully-funded senior term loan facilities and the HK$7.7 billion (equivalent) senior revolving credit facilities extended to WRM and as subsequently amended from time to time and as refinanced on 31 July 2012

84 Wynn Macau, Limited

Definitions

“Wynn Resorts Holdings, LLC” Wynn Resorts Holdings, LLC, a company formed under the laws of the State of Nevada, United States and a wholly owned subsidiary of Wynn Resorts, Limited

“Wynn Resorts International, Wynn Resorts International, Ltd., a company incorporated under

Ltd.” the laws of the Isle of Man and a wholly owned subsidiary of the

Company

“Wynn Resorts, Limited” or Wynn Resorts, Limited, a company formed under the laws of the

“WRL” State of Nevada, United States, our controlling shareholder (as defined in the Listing Rules)

Interim Report 2012 85

Glossary

“Adjusted Average Daily Rate” ADR calculated based on room revenues plus associated promotional allowances

“Adjusted REVPAR” REVPAR calculated based on room revenues plus associated promotional allowances

“average daily rate” or “ADR” the amount calculated by dividing total room revenues (less service charges, if any) by total rooms occupied

“casino revenue” revenue from casino gaming activities (gross table games win and gross slot win), calculated net of a portion of commissions and discounts and in accordance with IFRS

“chip(s)” a token; usually in the form of plastic disc(s) or plaque(s) issued by a casino to customers in exchange for cash or credit, which must be used (in lieu of cash) to place bets on gaming tables

“daily gross win per gross gaming win for table games divided by number of tables gaming table” divided by the number of days in the applicable period

“drop” the amount of cash and promotional coupons deposited in a gaming table’s drop box

“drop box” a box or container that serves as a repository for cash and promotional coupons

“gaming promoters” individuals or corporations licensed by and registered with the

Macau government to promote games of fortune and chance

or other casino games to patrons, through the arrangement

of certain services, including transportation, accommodation,

dining and entertainment, whose activity is regulated by Macau

Administrative Regulation no. 6/2002

“gross gaming revenue” or the total win generated by all casino gaming activities

“gross gaming win” combined, calculated before deduction of commissions and discounts

86 Wynn Macau, Limited

Glossary

“gross slot win”

“gross table games win”

“In-house VIP Program”

“promotional allowance” “REVPAR” “Rolling Chip”

“turnover”

“VIP client” or “VIP player”

“VIP table games turnover”

the amount of handle (representing the total amount wagered) that is retained as winnings. We record this amount and gross table games win as casino revenue after deduction of progressive jackpot liabilities and a portion of commissions and discounts the amount of drop (in our general casino segment) or turnover (in our VIP casino segment) that is retained as winnings. We record this amount and gross slot win as casino revenue after deduction of a portion of commissions and discounts an internal marketing program wherein we directly market our casino resorts to gaming clients, including to high-end or premium players in the greater Asia region. These players are invited to qualify for a variety of gaming rebate programs whereby they earn cash commissions and room, food and beverage and other complimentary allowances based on their turnover level. We often extend credit to these players based upon knowledge of the players, their financial background and payment history the retail value of rooms, food and beverage and retail and other services furnished to guests (typically VIP clients) without charge the amount calculated by dividing total room revenues (less service charges, if any) by total rooms available physically identifiable chip that is used to track VIP wagering volume for purposes of calculating commissions and other allowances payable to gaming promoters and Wynn Macau’s individual VIP players the sum of all losing Rolling Chip wagers within the VIP program client, patron or players who participates in Wynn Macau’s In-house VIP Program or in the VIP program of any of our gaming promoters turnover resulting from VIP table games only

Wynn Macau, Limited Rua Cidade de Sintra, NAPE, Macau (853) 2888-9966 www.wynnmacau.com